Filed Pursuant to Rule 424(b)(2)

Registration No. 333-185049

Pricing Supplement dated March 19, 2014 to the

Prospectus dated August 1, 2013

Prospectus Supplement and Product Prospectus Supplement (Equity Linked Index Notes, Series A) dated August 8, 2013

The Bank of Nova Scotia

$10,000,000

Index Participation Notes, Series A

Linked to a Basket of Equity Indices

Due March 24, 2022

The Index Participation Notes, Series A Linked to a Basket of Equity Indices due March 24, 2022 (the “Notes”) offered hereunder are unsecured obligations of The Bank of Nova Scotia (the “Bank”) and are subject to investment risks including a return on the Notes limited to the Principal Amount of your Notes if the Percentage Change of the Reference Asset is zero or negative and a possible loss of the Principal Amount invested due to the credit risk of The Bank of Nova Scotia. As used in this pricing supplement, the “Bank,” “we,” “us” or “our” refers to The Bank of Nova Scotia.

The Notes will not be listed on any U.S. securities exchange or automated quotation system.

The Notes will not bear interest. The amount that you will be paid on your Notes at maturity is based on the performance of an unequally-weighted basket of equity indices (which we refer to as the “Reference Asset”) comprised of the S&P 500® Index, the Russell 2000® Index, and the MSCI EAFE® Index (each, a “Reference Index” and together, the “Reference Indices”), subject to a Participation Rate of 102.20%. Any payment on your Notes is subject to the creditworthiness of The Bank of Nova Scotia.

To determine your payment at maturity, we will first calculate the percentage increase or decrease in the final level (determined on the Valuation Date with respect to each Reference Index, subject to adjustment) from the initial level of 100, which we refer to as the “Percentage Change.” The Percentage Change may reflect a positive return (based on any increase in the level of the Reference Asset over the life of the Notes) or a negative return (based on any decrease in the level of the Reference Asset over the life of the Notes). At maturity, for each $1,000 Principal Amount of your Notes:

●	if the final level is greater than the initial level (the Percentage Change is positive), you will receive an amount in cash equal to the sum of (i) $1,000 plus (ii) the product of $1,000 times the Percentage Change times the Participation Rate; or
●	if the final level is less than or equal to the initial level (the Percentage Change is zero or negative), you will receive an amount in cash equal to $1,000.

Following the determination of the initial level, the amount you will be paid on your Notes at maturity will not be affected by the closing level of the Reference Indices on any day other than the Valuation Date with respect to each Reference Index. The return on your Notes may be limited to the Principal Amount of your Notes. In addition, the Notes will not bear interest, and no other payments on your Notes will be made prior to maturity.

The principal protection feature applies only if you hold your Notes to maturity. Any payment on the Notes, including any principal protection feature, is subject to the creditworthiness of The Bank of Nova Scotia.

The difference between the estimated value1 of your Notes and the original issue price reflects costs that the Bank or its affiliates expect to incur and profits that the Bank or its affiliates expect to realize in connection with hedging activities related to the Notes. These costs and profits will likely reduce the secondary market price, if any secondary market develops, for the Notes. As a result, you may experience an immediate and substantial decline in the market value of your Notes on the trade date and you may lose all or a substantial portion of your initial investment. The Bank’s profit in relation to the Notes will vary based on the difference between (i) the amounts received by the Bank in connection with the issuance and the reinvestment return received by the Bank in connection with those funds and (ii) the costs incurred by the Bank in connection with the issuance of the Notes and the hedging transactions it enters into with its affiliates. The Bank’s affiliates will also realize a profit that will be based on the (i) cost of creating and maintaining the hedging transactions minus (ii) the payments received on the hedging transactions.

The return on your Notes will relate to the price return of the Reference Asset and will not include a total return or dividend component. The Notes are derivative products based on the performance of the Reference Asset. The Notes do not constitute a direct investment in any of the shares, units or other securities represented by the Reference Asset. By acquiring Notes, you will not have a direct economic or other interest in, claim or entitlement to, or any legal or beneficial ownership of any such share, unit or security and will not have any rights as a shareholder, unitholder or other security holder of any of the issuers including, without limitation, any voting rights or rights to receive dividends or other distributions.

Neither the United States Securities and Exchange Commission (“SEC”), Nor ANY state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this document, the accompanying prospectus, prospectus supplement or product prospectus supplement. Any representation to the contrary is a criminal offense. THE NOTES ARE NOT INSURED by the Canada Deposit Insurance Corporation pursuant to the Canada Deposit Insurance Corporation Act OR THE U.S. FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY OF CANADA, THE UNITED STATES OR ANY OTHER JURISDICTION.

Scotia Capital (USA) Inc., our affiliate, will purchase the Notes from us for distribution to other registered broker dealers or will offer the Notes directly to investors. Scotia Capital (USA) Inc. or any of its affiliates or agents may use this pricing supplement in market-making transactions in the Notes after their initial sale.  Unless we, Scotia Capital (USA) Inc. or another of our affiliates or agents selling such Notes to you informs you otherwise in the confirmation of sale, the final pricing supplement to which this pricing supplement relates is being used in a market-making transaction.  See “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement and “Supplemental Plan of Distribution” on page PS-30 of the accompanying product prospectus supplement.

	Per Note	Total
Price to public	100.00%	$10,000,000.00
Underwriting commissions[2]	0.00%	$0.00
Proceeds to The Bank of Nova Scotia[3]	100.00%	$10,000,000.00

Investment in the Notes involves certain risks.  You should refer to “Additional Risks” in this pricing supplement and “Additional Risk Factors Specific to the Notes” beginning on page PS-5 of the accompanying product prospectus supplement and “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement and on page 6 of the accompanying prospectus.

We will deliver the Notes in book-entry form through the facilities of The Depository Trust Company (“DTC”) on or about March 26, 2014 against payment in immediately available funds.

Scotia Capital (USA) Inc.

[1]	The estimated value of the Notes on the Trade Date as determined by the Bank is approximately $993.30 (99.33%) per $1,000 Principal Amount of the Note, which is less than the Original Issue Price. See “The Bank’s Estimated Value of the Notes” in this pricing supplement for additional information.
[2]	Scotia Capital (USA) Inc. may receive a structuring and development fee of up to $0.50 (0.05%) per $1,000 Principal Amount of the Notes. See “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement.
[3]	Excludes profits from hedging. For additional considerations relating to hedging activities see “Additional Risks—The Inclusion of Dealer Spread and Projected Profit from Hedging in the Original Issue Price is Likely to Adversely Affect Secondary Market Prices” in this pricing supplement.

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Summary

The information in this “Summary” section is qualified by the more detailed information set forth in this pricing supplement, the prospectus, the prospectus supplement, and the product prospectus supplement, each filed with the SEC. See “Additional Terms of Your Notes” in this pricing supplement.

Issuer:	The Bank of Nova Scotia (the “Bank”)
CUSIP/ISIN:	CUSIP 064159EE2 / ISIN US064159EE21
Type of Notes:	Index Participation Notes, Series A
Reference Asset:	The Reference Asset is composed of an unequally-weighted basket of Reference Indices. Each Reference Index has its own weighting in the Reference Asset (“Component Weight”) as follows:

	Reference Index	Index Sponsor	Component Weight
	S&P 500® Index (“SPX”)	Standard & Poor’s Financial Services LLC	55%
	Russell 2000® Index (“RTY”)	Russell Investment Group	15%
	MSCI EAFE® Index (“MXEA”)	MSCI, Inc.	30%
Minimum Investment and Denominations:	$1,000 and integral multiples of $1,000 in excess thereof
Principal Amount:	$1,000 per Note
Original Issue Price:	100% of the Principal Amount of each Note
Currency:	U.S. Dollars
Pricing Date:	March 19, 2014
Trade Date:	March 19, 2014
Original Issue Date:	March 26, 2014
Maturity Date:	March 24, 2022, subject to adjustment as described in more detail on page PS-17 in the accompanying product prospectus supplement.
Principal at Risk:	Your return on the Notes may be limited to the Principal Amount of your Notes if the Percentage Change from the Initial Level to the Final Level is zero or negative.
Fees and Expenses:	Scotia Capital (USA) Inc. may receive a structuring and development fee of up to $0.50 (0.05%) per $1,000 Principal Amount of the Notes.

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The price at which you purchase the Notes includes costs that the Bank or its affiliates expect to incur and profits that the Bank or its affiliates expect to realize in connection with hedging activities related to the Notes, as set forth above. These costs and profits will likely reduce the secondary market price, if any secondary market develops, for the Notes. As a result, you may experience an immediate and substantial decline in the market value of your Notes on the Trade Date. See “Additional Risks—The Inclusion of Dealer Spread and Projected Profit from Hedging in the Original Issue Price is Likely to Adversely Affect Secondary Market Prices” in this pricing supplement.
Payment at Maturity:	The Payment at Maturity will be based on the performance of the Reference Asset and will be calculated as follows:
If the Final Level is greater than the Initial Level, then the Payment at Maturity will equal: the Principal Amount + (Principal Amount x Percentage Change x Participation Rate)

If the Final Level is equal to or less than the Initial Level, then the Payment at Maturity will equal the Principal Amount.

The principal protection feature applies only if you hold your Notes to maturity. If you sell your Notes in a secondary market prior to maturity, you may have to sell them for less than your initial investment. Any payment on the Notes, including any principal protection feature, is subject to the creditworthiness of The Bank of Nova Scotia.

Initial Level:	With respect to the Reference Asset, 100.
Final Level:

With respect to the Reference Asset, the product of (i) 100 multiplied by (ii) the sum of (a) one and (b) the sum of the Weighted Component Change of each Reference Index on the Valuation Date with respect to that Reference Index, as such date may be postponed upon the occurrence of a Market Disruption Event.

Notwithstanding anything to the contrary in the accompanying product prospectus supplement, if one or more, but not all, of the Reference Indices is affected by a Market Disruption Event that occurs or is continuing on a Valuation Date, the Valuation Date with respect to each Reference Index that is affected by a Market Disruption Event may be postponed, and thus the determination of the Final Level may be delayed. For the avoidance of doubt, the Valuation Date with respect to a Reference Index that is not affected by a Market Disruption Date will remain the originally scheduled Valuation Date. See “Market Disruption Events affecting a Reference Index” in this pricing supplement.

In certain special circumstances, the Final Level will be determined by the Calculation Agent, in its discretion, and such determinations will, under certain circumstances, be confirmed by an independent calculation expert. See “General Terms of the Notes—Unavailability of the Level of the Reference Asset on a Valuation Date” beginning on page PS-18 and “General Terms of the Notes—Market Disruption Events” beginning on page PS-19 and “Appointment of Independent Calculation Experts” on page PS-22, in the accompanying product prospectus supplement.

Percentage Change:

The Percentage Change, expressed as a percentage, with respect to the Payment at Maturity, is calculated as follows:

Final Level – Initial Level
Initial Level

For the avoidance of doubt, the Percentage Change may be a negative value.

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Weighted Component Change

With respect to a Reference Index, the Weighted Component Change will equal (i) the quotient, expressed as a percentage, of (a) the Closing Level of such Reference Index on the Valuation Date minus the Closing Level of such Reference Index on the Pricing Date, divided by (b) the Closing Level of such Reference Index on the Pricing Date (the “Component Change”), multiplied by (ii) the Component Weight for such Reference Index.

For the avoidance of doubt, the Weighted Component Change in respect of a Reference Index may be a negative value.

Closing Level:

For each Reference Index in the Reference Asset, the Closing Level will be published on the Bloomberg page “SPX<Index>”, “MXEA<Index>”, “RTY<Index>”, as applicable, or any successor page on Bloomberg or any successor service.

The Closing Levels for each Reference Index on the Pricing Date were as follows:

S&P 500® Index: Russell 2000® Index: MSCI EAFE® Index:	1,860.77 1,195.661 1,888.12

Participation Rate:	102.20%
Valuation Date:

March 21, 2022

The Valuation Date with respect to a Reference Index could be delayed by the occurrence of a Market Disruption Event. See “Market Disruption Events Affecting a Reference Index” in this pricing supplement and “General Terms of the Notes—Market Disruption Events” beginning on page PS-19 in the accompanying product prospectus supplement.

Form of Notes:	Book-entry
Calculation Agent:	Scotia Capital Inc., an affiliate of the Bank
Status:	The Notes will constitute direct, unsubordinated and unsecured obligations of the Bank ranking pari passu with all other direct, unsecured and unsubordinated indebtedness of the Bank from time to time outstanding (except as otherwise prescribed by law). Holders will not have the benefit of any insurance under the provisions of the Canada Deposit Insurance Corporation Act, the U.S. Federal Deposit Insurance Act or under any other deposit insurance regime of any jurisdiction.
Tax Redemption:	The Bank (or its successor) may redeem the Notes, in whole but not in part, at a redemption price determined by the Calculation Agent in a manner reasonably calculated to preserve your and our relative economic positions, if it is determined that changes in tax laws or their interpretation will result in the Bank (or its successor) becoming obligated to pay additional amounts with respect to the Notes. See “Tax Redemption” below.
Listing:	The Notes will not be listed on any securities exchange or quotation system.
Use of Proceeds:	General corporate purposes
Clearance and Settlement:	The Depository Trust Company
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Business Day:	New York and Toronto
Terms Incorporated:

All of the terms appearing above the item under the caption “General Terms of the Notes”

beginning on page PS-14 in the accompanying product prospectus supplement, as modified by this pricing supplement.

INVESTING IN THE NOTES INVOLVES SIGNIFICANT RISKS. YOU MAY NOT MAKE ANY RETURN ON YOUR INVESTMENT. ANY PAYMENT ON THE NOTES, INCLUDING ANY REPAYMENT OF PRINCIPAL AND THE PRINCIPAL PROTECTION FEATURE, IS SUBJECT TO THE CREDITWORTHINESS OF THE BANK. IF THE BANK WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE NOTES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

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Additional Terms Of Your Notes

You should read this pricing supplement together with the prospectus dated August 1, 2013, as supplemented by the prospectus supplement dated August 8, 2013 and the product prospectus supplement (Equity Linked Index Notes, Series A) dated August 8, 2013, relating to our Senior Note Program, Series A, of which these Notes are a part. Capitalized terms used but not defined in this pricing supplement will have the meanings given to them in the product prospectus supplement. In the event of any conflict, this pricing supplement will control. The Notes may vary from the terms described in the accompanying prospectus, prospectus supplement and product prospectus supplement in several important ways. You should read this pricing supplement, including the documents incorporated by reference herein, carefully.

This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Additional Risk Factors Specific to the Notes” in the accompanying product prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. You may access these documents on the SEC website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website at

http://www.sec.gov/cgi-bin/browse-edgar?action=getcompany&CIK=0000009631):

Prospectus dated August 1, 2013:

http://www.sec.gov/Archives/edgar/data/9631/000089109213006699/e54840_424b3.htm

Prospectus Supplement dated August 8, 2013:

http://www.sec.gov/Archives/edgar/data/9631/000089109213006938/e54968_424b3.htm

Product Prospectus Supplement (Equity Linked Index Notes, Series A), dated August 8, 2013:

http://www.sec.gov/Archives/edgar/data/9631/000089109213006939/e54971_424b5.htm

The Bank of Nova Scotia has filed a registration statement (including a prospectus, a prospectus supplement, and a product prospectus supplement) with the SEC for the offering to which this pricing supplement relates. Before you invest, you should read those documents and the other documents relating to this offering that we have filed with the SEC for more complete information about us and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov or by accessing the links above. Alternatively, The Bank of Nova Scotia, any agent or any dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement and the product prospectus supplement if you so request by calling 1-416-866-3672.

Investor Suitability

The Notes may be suitable for you if:

•	You fully understand the risks inherent in an investment in the Notes, including a limited return on your investment.
•	You seek an investment that offers full (100%) principal protection on the Notes when held to maturity, subject to the creditworthiness of the Bank.
•	You believe that the Reference Asset will appreciate over the term of the Notes.
•	You are willing to hold the Notes until maturity, a term of approximately 8 years and accept that there may be little or no secondary market for the Notes.
•	You do not seek current income from your investment.
•	You are willing to assume the credit risk of the Bank for all payments under the Notes, and understand that if the Bank defaults on its obligations you may not receive any amounts due to you including any repayment of principal.

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The Notes may not be suitable for you if:

•	You do not fully understand the risks inherent in an investment in the Notes, including a limited return on your investment.
•	You believe that the level of the Reference Asset will decline during the term of the Notes and the Final Level will likely decline below the Initial Level.
•	You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.
•	You seek current income from your investment or prefer to receive dividends paid on the stocks included in the Reference Asset.
•	You are unable or unwilling to hold the Notes to maturity, or you seek an investment for which there will be a secondary market.
•	You are not willing to assume the credit risk of the Bank for all payments under the Notes.

The investor suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review ‘‘Additional Risks’’ in this pricing supplement and the ‘‘Additional Risk Factors Specific to the Notes’’ beginning on page PS-5 of the Product Prospectus Supplement for Equity Linked Index Notes, Series A for risks related to an investment in the Notes.

EVENTS OF DEFAULT AND ACCELERATION

If the Notes have become immediately due and payable following an event of default (as defined in the accompanying prospectus) with respect to the Notes, the Calculation Agent will determine the default amount as described below.

Default Amount

The default amount for your Notes on any day (except as provided in the last sentence under “Default Quotation Period” below) will be an amount, in the specified currency for the principal of your Notes, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to your Notes as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to your Notes. That cost will equal:

•	the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus
•	the reasonable expenses, including reasonable attorneys’ fees, incurred by the trustees of your Notes in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for your Notes, described below, the trustees and/or the Bank may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest — or, if there is only one, the only — quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two Business Days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Default Quotation Period

The default quotation period is the period beginning on the day the default amount first becomes due (the “due date”) and ending on the third Business Day after that day, unless:

•	no quotation of the kind referred to above is obtained, or
•	every quotation of that kind obtained is objected to within five Business Days after the due date as described above.

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If either of these two events occurs, the default quotation period will continue until the third Business Day after the first Business Day on which prompt notice of an objection is given as described above. If that quotation is objected to as described above within five Business Days after that first Business Day, however, the default quotation period will continue as described in the prior sentence and this sentence.

Qualified Financial Institutions

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and that is, or whose securities are, rated either:

•	A-1 or higher by Standard & Poor’s Ratings Services, or any successor, or any other comparable rating then used by that rating agency, or
•	P-1 or higher by Moody’s Investors Service or any successor, or any other comparable rating then used by that rating agency.

If the Notes have become immediately due and payable following an event of default, you will not be entitled to any additional payments with respect to the Notes. For more information, see “Description of the Debt Securities We May Offer—Events of Default” beginning on page 22 of the accompanying prospectus.

Tax Redemption

The Bank (or its successor) may redeem the Notes, in whole but not in part, at a redemption price determined by the Calculation Agent in a manner reasonably calculated to preserve your and our relative economic position, upon the giving of a notice as described below, if:

•	as a result of any change (including any announced prospective change) in or amendment to the laws (or any regulations or rulings promulgated thereunder) of Canada (or the jurisdiction of organization of the successor to the Bank) or of any political subdivision or taxing authority thereof or therein affecting taxation, or any change in official position regarding the application or interpretation of such laws, regulations or rulings (including a holding by a court of competent jurisdiction), which change or amendment is announced or becomes effective on or after the Pricing Date (or, in the case of a successor to the Bank, after the date of succession), and which in the written opinion to the Bank (or its successor) of legal counsel of recognized standing has resulted or will result (assuming, in the case of any announced prospective change, that such announced change will become effective as of the date specified in such announcement and in the form announced) in the Bank (or its successor) becoming obligated to pay, on the next succeeding date on which a payment is due, additional amounts with respect to the Notes; or
•	on or after the Pricing Date (or, in the case of a successor to the Bank, after the date of succession), any action has been taken by any taxing authority of, or any decision has been rendered by a court of competent jurisdiction in, Canada (or the jurisdiction of organization of the successor to the Bank) or any political subdivision or taxing authority thereof or therein, including any of those actions specified in the paragraph immediately above, whether or not such action was taken or decision was rendered with respect to the Bank (or its successor), or any change, amendment, application or interpretation shall be officially proposed, which, in any such case, in the written opinion to the Bank (or its successor) of legal counsel of recognized standing, will result (assuming, that such change, amendment or action is applied to the Notes by the taxing authority and that, in the case of any announced prospective change, that such announced change will become effective as of the date specified in such announcement and in the form announced) in the Bank (or its successor) becoming obligated to pay, on the next succeeding date on which a payment is due, additional amounts with respect to the Notes;

and, in any such case, the Bank (or its successor), in its business judgment, determines that such obligation cannot be avoided by the use of reasonable measures available to it (or its successor).

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The redemption price will be determined by the Calculation Agent, in its discretion, and such determination will, under certain circumstances, be confirmed by an independent calculation expert. See “Appointment of Independent Calculation Experts” on page PS-22, in the accompanying product prospectus supplement.

In the event the Bank elects to redeem the Notes pursuant to the provisions set forth in the preceding paragraph, it shall deliver to the trustees a certificate, signed by an authorized officer, stating that the Bank is entitled to redeem such Notes pursuant to their terms in whole only.

The Bank will give notice of intention to redeem such Notes to holders of the Notes not more than 45 nor less than 30 days prior to the date fixed for redemption specifying, among other things, the date fixed for redemption, and on or promptly after the redemption date, it will give notice of the redemption price.

Other than as described above, the Notes are not redeemable prior to their maturity.

Market Disruption Events affecting a reference index

Notwithstanding anything to the contrary in the accompanying product prospectus supplement, if one or more, but not all, of the Reference Indices is affected by a Market Disruption Event that occurs or is continuing on a Valuation Date, the Valuation Date with respect to each Reference Index that is affected by a Market Disruption Event (each, a “Disrupted Reference Index”) may be postponed, and thus the determination of the Final Level may be delayed. If such postponement occurs, the Closing Level for the Disrupted Reference Index may be determined by the Calculation Agent by reference to the Closing Level of the Disrupted Reference Index on the first trading day on which no Market Disruption Event has occurred or is continuing for such Reference Index, as determined by the Calculation Agent. In no event, however, will a Valuation Date with respect to a Reference Index be postponed by more than seven trading days. Moreover, if the Valuation Date is postponed to the last possible day, but a Market Disruption Event occurs or is continuing on that day, that day will nevertheless be the Valuation Date for the Disrupted Reference Index, and the Calculation Agent will determine the applicable Closing Level of the Disrupted Reference Index as described in more detail in “General Terms of the Notes” starting on page PS-14 of the accompanying product prospectus supplement.

A Market Disruption Event for a particular Reference Index will not necessarily be a Market Disruption Event for another Reference Index. If, on the originally scheduled Valuation Date, no Market Disruption Event with respect to a Reference Index occurs or is continuing, then the determination of the Closing Level for such Reference Index will be made on the originally scheduled Valuation Date, irrespective of the occurrence of a Market Disruption Event with respect to one or more of the other Reference Indices.

A description of the events, circumstances or causes that may constitute a Market Disruption Event may be found in “General Terms of the Notes—Market Disruption Events” beginning on page PS-19 of the accompanying product prospectus supplement.

Hypothetical Payments AT MATURITY On the Notes

The examples set out below are included for illustration purposes only. The hypothetical Percentage Changes of the Reference Asset used to illustrate the calculation of the Payment at Maturity (rounded to two decimal places) are not estimates or forecasts of the Initial Level, the Final Level, the level of the Reference Asset or the levels of any Reference Index on the Pricing Date, the Valuation Date or on any trading day prior to the Maturity Date. All examples assume that no Market Disruption Event with respect to any Reference Index occurs on the Valuation Date. Amounts below may have been rounded for ease of analysis.

Example 1: The Percentage Change is 20%

The following examples illustrate the calculation of the Final Level and the Payment at Maturity for a hypothetical offering of the Notes based on the following assumptions:

Reference Index	Component Weight	Component Change
S&P 500® Index	55%	20%
Russell 2000® Index	15%	30%
MSCI EAFE® Index	30%	15%

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Participation Rate = 102.20%

Given the above assumptions, the Final Level would be calculated as follows:

Final Level = 100 x (1 + (S&P 500® Component Weight x S&P 500® Component Change) + (Russell 2000® Component Weight x Russell 2000® Component Change) + (MSCI EAFE® Component Weight x MSCI EAFE® Component Change))

= 100 x (1+ (55% x 20%) + (15% x 30%) + (30% x 15%)) = 120

The Percentage Change is then calculation as follows:

Percentage Change =	Final Level – Initial Level	=	120 – 100	= 20%
	Initial Level		100

Because the Percentage Change is positive, the Payment at Maturity is equal to $1,204.40 per $1,000 Principal Amount per Note, calculated as follows:

= Principal Amount + (Principal Amount x Percentage Change x Participation Rate)

= $1,000 + ($1,000 × 20% × 102.20%)

= $1,000 + $204.40

=$1,204.40

Example 2: The Percentage Change is -50%

The following examples illustrate the calculation of the Percentage Change and the Payment at Maturity for a hypothetical offering of the Notes based on the following assumptions:

Reference Index	Component Weight	Component Change
S&P 500® Index	55%	-50%
Russell 2000® Index	15%	-40%
MSCI EAFE® Index	30%	-55%

Participation Rate = 102.20%

Given the above assumptions, the Final Level would be calculated as follows:

Final Level = 100 x (1 + (S&P 500® Component Weight x S&P 500® Component Change) + (Russell 2000® Component Weight x Russell 2000® Component Change) + (MSCI EAFE® Component Weight x MSCI EAFE® Component Change))

= 100 x (1 + (55% x -50%) + (15% x -40%) + (30% x -55%)) = 50

The Percentage Change is then calculation as follows:

Percentage Change =	Final Level – Initial Level	=	50 – 100	= -50%
	Initial Level		100

Because the Percentage Change is negative, the Payment at Maturity is equal to $1,000 per $1,000 Principal Amount per Note.

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Example 3: The Percentage Change is -2%

The following examples illustrate the calculation of the Percentage Change and the Payment at Maturity for a hypothetical offering of the Notes based on the following assumptions:

Reference Index	Component Weight	Component Change
S&P 500® Index	55%	-50%
Russell 2000® Index	15%	40%
MSCI EAFE® Index	30%	65%

Participation Rate = 102.20%

Given the above assumptions, the Final Level would be calculated as follows:

Final Level = 100 x (1 + (S&P 500® Component Weight x S&P 500® Component Change) + (Russell 2000® Component Weight x Russell 2000® Component Change) + (MSCI EAFE® Component Weight x MSCI EAFE® Component Change))

= 100 x (1 + (55% x -50%) + (15% x 40%) + (30% x 65%)) = 98

The Percentage Change is then calculation as follows:

Percentage Change =	Final Level – Initial Level	=	98 – 100	= -2%
	Initial Level		100

Because the Percentage Change is negative, the Payment at Maturity is equal to $1,000 per $1,000 Principal Amount Note.

The principal protection feature applies only if you hold the Notes to maturity. If you sell your Notes in a secondary market prior to maturity, the principal protection feature will not apply. The price at which you may be able to sell your Notes in the secondary market could be significantly less than your initial investment and, indeed, you may lose your entire investment. Any payment on the Notes, including any repayment of principal and the principal protection feature, is subject to the creditworthiness of the Bank. If the Bank were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment.

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ADDITIONAL RISKS

An investment in the Notes involves significant risks. In addition to the following risks included in this pricing supplement, we urge you to read “Additional Risk Factors Specific to the Notes” beginning on page PS-5 of the accompanying product prospectus supplement and “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement and page 6 of the accompanying prospectus.

You should understand the risks of investing in the Notes and should reach an investment decision only after careful consideration, with your advisors, of the suitability of the Notes in light of your particular financial circumstances and the information set forth in this pricing supplement and the accompanying prospectus, prospectus supplement and product prospectus supplement.

The Repayment of Principal Applies Only at Maturity

You should be willing to hold your Notes to maturity. If you are able to sell your Notes prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the level of the Reference Asset at such time is not below the Initial Level.

The Notes are Not Suitable for An Investor Who Requires Liquidity Prior to Maturity

The Notes only provide for a return of principal plus any amounts linked to the positive performance of the Reference Asset at maturity and are most suitable for purchasing and holding to maturity. The Notes are generally not suitable for an investor who requires liquidity prior to maturity. Because the Notes have an eight (8) year duration, the Notes are suitable only for those investors willing to make a long-term investment.

The Inclusion of Dealer Spread and Projected Profit from Hedging in the Original Issue Price is Likely to Adversely Affect Secondary Market Prices

Assuming no change in market conditions or any other relevant factors, the price, if any, at which Scotia Capital (USA) Inc. or any other party is willing to purchase the Notes at any time in secondary market transactions will likely be significantly lower than the original issue price, since secondary market prices are likely to exclude underwriting commissions or fees paid with respect to the Notes and the cost of hedging our obligations under the Notes that are included in the original issue price. The cost of hedging includes the projected profit that we and/or our affiliates may realize in consideration for assuming the risks inherent in managing the hedging transactions. These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions. In addition, any secondary market prices may differ from values determined by pricing models used by Scotia Capital (USA) Inc. as a result of dealer discounts, mark-ups or other transaction costs.

Many Factors Affect the Value of the Notes; The Secondary Market Price of the Notes will be Influenced by Many Unpredictable Factors; These Factors Interrelate in Complex Ways and the Effect of One Factor May Offset or Magnify the Effect of Another Factor

The value of the Notes will be affected by factors that interrelate in complex ways. The effect of one factor may offset the increase in the value of the Notes caused by another factor and the effect of one factor may exacerbate the decrease in the value of the Notes caused by another factor. For example, an increase in the volatility of any of the Reference Indices may offset some or all of any increase in the value of the Notes attributable to another factor. Additionally, economic, financial, political, military, regulatory, legal and other events could affect the applicable securities markets generally and the U.S. markets in particular, which may affect the performance of the Reference Asset. The following paragraphs describe the expected impact on the value of the Notes given a change in a specific factor, assuming all other conditions remain constant.

The value of the Notes will depend substantially on the levels of each of the Reference Indices. We expect that the value of the Notes will depend substantially on the change in Closing Levels of each of the Reference Indices between the Pricing Date and the Valuation Date. If the Closing Levels increase, the value of the Notes is expected to increase. If the Closing Levels decrease, the value of the Notes is expected to decrease. Political, economic and other developments and specific

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risk factors that affect the Reference Indices may also affect the Closing Levels of each of the Reference Indices and the value of the Notes.

As the time remaining to expiration of the Notes decreases, the “time premium” associated with the Notes will decrease. We anticipate that before maturity, the Notes may have a value above that which would be expected based solely on the then current Percentage Change of the Reference Asset. This difference will reflect a “time premium” due to expectations concerning the Percentage Change of the Reference Asset during the period before the maturity of the Notes. However, as the time remaining to the maturity of the Notes decreases, we expect that this time premium will decrease, lowering this component of the value of the Notes.

Changes in the Bank’s creditworthiness may affect the value of the Notes. Creditworthiness is an assessment of one’s ability to pay its obligations. Consequently, real or anticipated changes in the creditworthiness of the Bank may affect the value of the Notes. However, because your return on the Notes is dependent upon factors in addition to the Bank’s ability to pay their obligations under the Notes, such as the performance of the Reference Asset, an improvement in the Bank’s creditworthiness will not reduce the other investment risks related to the Notes.

There is No Assurance as to the Performance of the Reference Asset or the Reference Indices, and Investors Should Investigate the Reference Asset and the Reference Indices as if Investing Directly

The Reference Asset is speculative and involves a high degree of risk. None of the Bank or any affiliate of the Bank or the Calculation Agent gives any assurance as to the performance of the Reference Asset or any of the Reference Indices. Investors should not conclude that the sale by the Bank is an investment recommendation by it or by any of the other entities mentioned above to invest in securities linked to the performance of the Reference Asset or to any of the Reference Indices.

Further, investors should conduct their own diligence of the Reference Indices that comprise the Reference Asset, and the index constituents underlying each Reference Index, as an investor would if it were directly investing in the Reference Indices or such index constituents. We make no representation or warranty with respect to the accuracy, validity or completeness of any information provided by the Reference Indices. Furthermore, we cannot give any assurance that all events occurring prior to the Trade Date have been properly disclosed. Subsequent disclosure of any such events or the disclosure or failure to disclose material future events concerning the Reference Indices could affect the Payment at Maturity. Investors should consult with their own financial advisors as to whether an investment in the Notes which are linked to the Reference Asset is appropriate for them.

Investors will have No Beneficial Interest in Any Reference Index

Investing in the Notes is not equivalent to an investment in any of the Reference Indices or any index constituents underlying any Reference Index. Investors will not be entitled to the rights of a direct holder of any of the Reference Indices or any index constituents underlying any Reference Index and will therefore not have any ownership interest or rights that holders of direct interests of any of the Reference Indices or any index constituents underlying any Reference Index would have, such as voting rights, rights to receive dividends or other distributions or any other rights with respect to any of the Reference Indices or any index constituents underlying any Reference Index. The Notes are subject to different risks than such a direct investment and any return payable under the Notes will not be identical to the return associated with a direct investment in any of the Reference Indices or any index constituents underlying any Reference Index.

We and our affiliates have no obligation to hedge and there is no restriction on our ability or the ability of any of our affiliates to sell, pledge or otherwise convey any investment we may make in the Reference Asset, the Reference Indices or the Reference Indices’ constituent stocks that we or they may acquire. Neither we nor our affiliates will pledge or otherwise hold any assets for your benefit, including the Reference Asset, the Reference Indices or the Reference Indices’ constituent stocks. Consequently, in the event of our bankruptcy, insolvency or liquidation, any of those assets that we own will be subject to the claims of our creditors generally and will not be available for your benefit specially.

Changes in the Levels of the Reference Indices May Offset Each Other

The return on the Notes are linked to the Reference Asset comprised of the Reference Indices. While the levels of some Reference Indices may increase over the term of the Notes, the levels of other Reference Indices may not increase during the term of the Notes as much or may even decline. Therefore, in determining the Payment at Maturity, increases in the levels of

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one or more of the Reference Indices may be moderated, or offset, by lesser increases or declines in the levels of one or more of the other Reference Indices. In addition, because the Component Weights of the Reference Indices are not equal, changes in the levels of the Reference Indices that are more heavily weighted could have a disproportionately adverse impact upon your Notes.

Changes that Affect the Reference Indices Will Affect the Market Value of Your Notes and the Amount You Will Receive at Maturity

The policies of an Index Sponsor concerning the calculation of a Reference Index, additions, deletions or substitutions of the index constituents and the manner in which changes affecting the index constituents, the issuers of the index constituents (such as stock dividends, reorganizations or mergers) that are reflected in the Reference Indices, could affect the level of the Reference Indices and, therefore, could affect the amount payable on your Notes at maturity and the market value of your Notes prior to maturity. The amount payable on the Notes and their market value could also be affected if an Index Sponsor changes these policies, for example by changing the manner in which it calculates a Reference Index, or if an Index Sponsor discontinues or suspends calculation or publication of a Reference Index, in which case it may become difficult to determine the market value of the Notes. If events such as these occur, or if the Closing Level of a Reference Index is not available for other reasons, and no successor index is selected, the Calculation Agent may determine the Closing Level of that Reference Index—and thus the Payment at Maturity—in a manner it considers appropriate. See “—The Calculation Agent Can Postpone the Valuation Date for a Reference Index if a Market Disruption Event with Respect to that Reference Index Occurs.”

The Bank Cannot Control Actions by the Index Sponsors and the Index Sponsors Have No Obligation to Consider Your Interests

The Bank and its affiliates are not affiliated with any Index Sponsor and have no ability to control or predict its actions, including any errors in or discontinuation of public disclosure regarding methods or policies relating to the calculation of each Reference Index. The Index Sponsors are not involved in the Notes offering in any way and have no obligation to consider your interest as an owner of the Notes in taking any actions that might affect the value of your Notes.

An Investment in the Notes is Subject to Risks Associated with Small Capitalization Stocks

The stocks that constitute the Russell 2000® Index are issued by companies with relatively small market capitalizations. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies and therefore the Russell 2000® Index may be more volatile than that of indices that track stocks issued by large-capitalization companies. Stock prices of small-capitalization companies are also more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded. In addition, small-capitalization companies are typically less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Small-capitalization companies are often given less analyst coverage and may be in early, and less predictable, periods of their corporate existences. Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and fewer competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products.

Your Notes Are Linked to the MSCI EAFE® Index Which Has Components Listed or Located Outside the United States; Your Investment in the Notes Will Be Subject to Risks Associated with Foreign Securities Markets

The MSCI EAFE® Index has components that have their primary listing on an exchange located outside the U.S. or may include stocks issued by foreign companies. You should be aware that investments in Notes linked to the value of foreign equity securities involve particular risks. Such foreign securities markets may have less liquidity and may be more volatile than U.S. or other securities markets and market developments may affect foreign markets differently from U.S. or other securities markets. Direct or indirect government intervention to stabilize these foreign securities markets, as well as cross-shareholdings in foreign companies, may affect trading prices and volumes in these markets. Also, there is generally less publicly available information about foreign companies than about those U.S. companies that are subject to the reporting requirements of the U.S. Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies. Securities prices in foreign countries are subject to political, economic, financial and social factors that apply in those geographical

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regions. These factors, which could negatively affect those securities markets, include the possibility of recent or future changes in a foreign government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities and the possibility of fluctuations in the rate of exchange between currencies, the possibility of outbreaks of hostility and political instability and the possibility of a natural disaster or adverse public health development in the region. Moreover, foreign economies may differ favorably or unfavorably from the U.S. economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

The MSCI EAFE® Index Is Subject to Currency Exchange Risk

Because the closing prices of the component securities of the MSCI EAFE® Index are converted into U.S. dollars for purposes of calculating the value of the MSCI EAFE® Index, investors in the Notes will be exposed to currency exchange rate risk with respect to each of the non-U.S. dollar currencies in which the component securities trade. Exposure to currency changes will depend on the extent to which such currencies strengthen or weaken against the U.S. dollar and the relative weights of the component securities in the MSCI EAFE® Index denominated in each such currency. The devaluation of the U.S. dollar against the currencies in which the component securities trade will result in an increase in the value of the non-U.S. dollar components. Conversely, if the U.S. dollar strengthens against such currencies, the value of the non-U.S. dollar components will be adversely affected. It is impossible to predict how currency fluctuations will affect the overall performance of the MSCI EAFE® Index or whether such fluctuations will be off-set as between the U.S. dollar components and the non-U.S. dollar components of the MSCI EAFE® Index. Such fluctuations may reduce or eliminate any return on your investment. Fluctuations in currency exchange rates can have a continuing impact on the value of the MSCI EAFE® Index, and any negative currency impact may significantly decrease the value of the Notes. The return on a Reference Index composed of component securities where the closing price is not converted into U.S. dollars can be significantly different from the return on a Reference Index which is converted into U.S. dollars.

It has been reported that the U.K. Financial Conduct Authority and regulators from other countries are in the process of investigating the potential manipulation of published currency exchange rates. If such manipulation has occurred or is continuing, certain published exchange rates may have been, or may be in the future, artificially lower (or higher) than they would otherwise have been. Any such manipulation could have an adverse impact on any payments on, and the value of, your Notes and the trading market for your Notes. In addition, we cannot predict whether any changes or reforms affecting the determination or publication of exchange rates or the supervision of currency trading will be implemented in connection with these investigations. Any such changes or reforms could also adversely impact your Notes.

The Bank’s Estimated Value of the Notes is Lower than the Original Issue Price (Price to Public) of the Notes

The Bank’s estimated value is only an estimate using several factors.  The original issue price of the Notes exceeds the Bank’s estimated value because costs associated with selling and structuring the Notes, as well as hedging the Notes through a third party hedge provider, are included in the original issue price of the Notes.  These costs include the selling commissions and the estimated cost of using a third party hedge provider to hedge our obligations under the Notes.  See “The Bank’s Estimated Value of the Notes” in this pricing supplement.

The Bank’s Estimated Value Does Not Represent Future Values of the Notes and may Differ from Others’ Estimates

The Bank’s estimated value of the Notes is determined by reference to the Bank’s and third party hedge provider’s internal pricing models when the terms of the Notes are set. This estimated value is based on market conditions and other relevant factors existing at that time and the Bank’s and third party hedge providers’ assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for Notes that are greater than or less than the Bank’s estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the Notes could change significantly based on, among other things, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which the Bank would be willing to buy Notes from you in secondary market transactions. See “The Bank’s Estimated Value of the Notes” in this pricing supplement.

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The Bank’s Estimated Value is not Determined by Reference to Credit Spreads for our Conventional Fixed-Rate Debt

The internal funding rate used in the determination of the Bank’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. If the Bank were to use the interest rate implied by our conventional fixed-rate credit spreads, we would expect the economic terms of the Notes to be more favorable to you. Consequently, our use of an internal funding rate would have an adverse effect on the terms of the Notes and any secondary market prices of the Notes. See “The Bank’s Estimated Value of the Notes” in this pricing supplement.

The Notes Differ from Conventional Debt Instruments

The Notes are not conventional notes or debt instruments. The Notes do not provide you with interest payments prior to maturity as a conventional fixed-rate or floating-rate debt security with the same maturity would. The return that you will receive on the Notes, which could be negative, may be less than the return you could earn on other investments.  Even if your return is positive, your return may be less than the return you would earn if you bought a conventional senior interest bearing debt security of the Bank.

No Interest

The Notes will not bear interest and, accordingly, you will not receive any interest payments on the Notes.

Your Investment is Subject to the Credit Risk of The Bank of Nova Scotia

The Notes are senior unsecured debt obligations of the Bank, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus, prospectus supplement and product prospectus supplement, the Notes will rank on par with all of the other unsecured and unsubordinated debt obligations of the Bank, except such obligations as may be preferred by operation of law. Any payment to be made on the Notes, including the Payment at Maturity, depends on the ability of the Bank to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of the Bank may affect the market value of the Notes and, in the event the Bank were to default on its obligations, you may not receive the amounts owed to you under the terms of the Notes. If you sell the Notes prior to maturity, you may receive substantially less than the Principal Amount of your Notes.

The Notes are Subject to Market Risk

The return on the Notes is directly linked to the performance of the Reference Asset and the Reference Indices and indirectly linked to the value of the Reference Indices’ constituent stocks, and the extent to which the Percentage Change is positive or negative. The levels of the Reference Asset can rise or fall sharply due to factors specific to the Reference Indices’ constituent stocks, as well as general market factors, such as general market volatility and levels, interest rates and economic and political conditions.

The Payment at Maturity Is Not Linked to the Level of the Reference Asset at Any Time Other Than the Valuation Date

The Payment at Maturity will be based on the Final Level (subject to adjustments as described herein).  Therefore, for example, if the level of the Reference Asset declined substantially as of the Valuation Date compared to the Trade Date, the Payment at Maturity may be significantly less than it would otherwise have been had the Payment at Maturity been linked to the levels of the Reference Asset prior to the Valuation Date.  Although the actual level of the Reference Asset at maturity or at other times during the term of the Notes may be higher than the Final Level, you will not benefit from the levels of the Reference Asset at any time other than the Valuation Date. Additionally, the Valuation Date with respect to a Reference Index (and consequently the determination of the Final Level) may be postponed upon a Market Disruption Event as further described in “Market Disruption Events Affecting a Reference Index” in this pricing supplement.

If the Levels of the Reference Asset, the Reference Indices or the Reference Indices’ Constituent Stocks Change, the Market Value of Your Notes May Not Change in the Same Manner

Your Notes may trade quite differently from the performance of the Reference Asset, the Reference Indices or the Reference Indices’ constituent stocks. Changes in the levels of the Reference Asset, the Reference Indices or the Reference Indices’ constituent stocks may not result in a comparable change in the market value of your Notes. We discuss some of the reasons

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for this disparity under “—The Price at Which the Notes may be Sold prior to Maturity will Depend on a Number of Factors and May Be Substantially Less Than the Amount for Which They Were Originally Purchased” below.

The Reference Indices Reflect Price Return Only and Not Total Return

The return on your Notes is based on the performances of the Reference Indices, which reflect the changes in the market prices of the Reference Indices’ constituent stocks. None of the Reference Indices, however, are linked to a ‘‘total return’’ index or strategy, which, in addition to reflecting those price returns, would also reflect dividends paid on the Reference Indices’ constituent stocks. The return on your Notes will not include such a total return feature or dividend component.

Past Performance is Not Indicative of Future Performance

The actual performance of the Reference Asset over the life of the Notes, as well as the amount payable at maturity, may bear little relation to the historical performance of the Reference Asset or to the hypothetical return examples set forth elsewhere in this pricing supplement. We cannot predict the future performance of the Reference Asset. Moreover, the Reference Asset to which the Notes are linked does not have a recognized market value and no historical performance data will be available. The Closing Levels of the Reference Indices will determine the level of the Reference Asset.

The historical performance of the Reference Indices should not be taken as an indication of the future performance of the Reference Indices. As a result, it is impossible to predict whether the level any Reference Index will rise or fall. Market prices of the index constituents will be influenced by complex and interrelated political, economic, financial, judicial, force majeure and other factors that can affect the market prices of such index constituents.

We May Sell an Additional Aggregate Principal Amount of the Notes at a Different Issue Price

We may decide to sell an additional aggregate Principal Amount of the Notes subsequent to the date of this pricing supplement. The issue price of the Notes in the subsequent sale may differ substantially (higher or lower) from the original issue price you paid as provided on the cover of this pricing supplement.

The Price at Which the Notes May Be Sold Prior to Maturity will Depend on a Number of Factors and May Be Substantially Less Than the Amount for Which They Were Originally Purchased

The price at which the Notes may be sold prior to maturity will depend on a number of factors. Some of these factors include, but are not limited to: (i) actual or anticipated changes in the level of the Reference Asset over the full term of the Note, (ii) volatility of the level of the Reference Asset or the Reference Indices and the market’s perception of future volatility of the level of the Reference Asset or the Reference Indices, (iii) changes in interest rates generally, (iv) any actual or anticipated changes in our credit ratings or credit spreads, and (v) time remaining to maturity. In particular, because the provisions of the Note relating to the Payment at Maturity behave like options, the value of the Note will vary in ways which are non-linear and may not be intuitive.

Depending on the actual or anticipated level of the Reference Asset and other relevant factors, the market value of the Notes may decrease and you may receive substantially less than 100% of the issue price if you sell your Notes prior to maturity.

The Notes Lack Liquidity

The Notes will not be listed on any securities exchange or automated quotation system. Therefore, there may be little or no secondary market for the Notes. Scotia Capital (USA) Inc. may, but is not obligated to, make a market in the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Scotia Capital (USA) Inc. is willing to purchase the Notes from you. If at any time Scotia Capital (USA) Inc. was not to make a market in the Notes, it is likely that there would be no secondary market for the Notes. Accordingly, you should be willing to hold your Notes to maturity.

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Hedging Activities by the Bank May Negatively Impact Investors in the Notes and Cause Our Respective Interests and Those of Our Clients and Counterparties to Be Contrary to Those of Investors in the Notes

The Bank or one or more of our respective affiliates has hedged or expects to hedge the obligations under the Notes by purchasing futures and/or other instruments linked to the Reference Asset or the Reference Indices. The Bank or one or more of our respective affiliates also expects to adjust the hedge by, among other things, purchasing or selling any of the foregoing, and perhaps other instruments linked to the Reference Asset, the Reference Indices or one or more of the Reference Indices’ constituent stocks, at any time and from time to time, and to unwind the hedge by selling any of the foregoing on or before the Valuation Date.

The Bank or one or more of our respective affiliates may also enter into, adjust and unwind hedging transactions relating to other basket- or index-linked Notes whose returns are linked to changes in the level or price of the Reference Asset, the Reference Indices or the Reference Indices’ constituent stocks. Any of these hedging activities may adversely affect the level of the Reference Asset—directly or indirectly by affecting the price of the Reference Indices or the Reference Indices’ constituent stocks—and therefore the market value of the Notes and the amount you will receive, if any, on the Notes. In addition, you should expect that these transactions will cause the Bank, or our respective affiliates, or our respective clients or counterparties, to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the Notes. The Bank or our respective affiliates will have no obligation to take, refrain from taking or cease taking any action with respect to these transactions based on the potential effect on an investor in the Notes, and may receive substantial returns with respect to these hedging activities while the value of the Notes may decline.

Market Activities by the Bank, Scotia Capital (USA) Inc. for Our Own Account or for Our Clients Could Negatively Impact Investors in the Notes

The Bank, Scotia Capital (USA) Inc. and our respective affiliates provide a wide range of financial services to a substantial and diversified client base. As such, we each may act as an investor, investment banker, research provider, investment manager, investment advisor, market maker, trader, prime broker or lender. In those and other capacities, we, and/or our affiliates purchase, sell or hold a broad array of investments, actively trade securities (including the Notes or other securities that we have issued), the Reference Indices’ constituent stocks, derivatives, loans, credit default swaps, indices, baskets and other financial instruments and products for our own accounts or for the accounts of our customers, and we will have other direct or indirect interests, in those securities and in other markets that may be not be consistent with your interests and may adversely affect the level of the Reference Indices, the Reference Asset and/or the value of the Notes. Any of these financial market activities may, individually or in the aggregate, have an adverse effect on the level of the Reference Asset and the market for your Notes, and you should expect that our interests and those of our affiliates, or our clients or counterparties, will at times be adverse to those of investors in the Notes.

The Bank, Scotia Capital (USA) Inc. and our respective affiliates regularly offer a wide array of securities, financial instruments and other products into the marketplace, including existing or new products that are similar to the Notes or other securities that we may issue, the Reference Indices’ constituent stocks or other securities or instruments similar to or linked to the foregoing. Investors in the Notes should expect that the Bank and our respective affiliates will offer securities, financial instruments, and other products that may compete with the Notes for liquidity or otherwise.

The Bank, Scotia Capital (USA) Inc. and Our Respective Affiliates Regularly Provide Services to, or Otherwise Have Business Relationships with, a Broad Client Base, Which Has Included and May Include Us and the Issuers of the Reference Indices’ Constituent Stocks

The Bank, Scotia Capital (USA) Inc. and our respective affiliates regularly provide financial advisory, investment advisory and transactional services to a substantial and diversified client base. You should assume that we or they will, at present or in the future, provide such services or otherwise engage in transactions with, among others, us and the issuers of the Reference Indices’ constituent stocks, or transact in securities or instruments or with parties that are directly or indirectly related to these entities. These services could include making loans to or equity investments in those companies, providing financial advisory or other investment banking services, or issuing research reports. You should expect that the Bank, and our respective affiliates, in providing these services, engaging in such transactions, or acting for our own accounts, may take actions that have direct or indirect effects on the Notes or other securities that we may issue, the Reference Indices’ constituent stocks or other securities or instruments similar to or linked to the foregoing, and that such actions could be adverse to the interests of investors in the Notes. In addition, in connection with these activities, certain personnel within us or our affiliates may have access to confidential material non-public information about these parties that would not be disclosed to investors in the Notes.

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Other Investors in the Notes May Not Have the Same Interests as You

The interests of other investors may, in some circumstances, be adverse to your interests. Other investors may make requests or recommendations to us regarding the establishment of transactions on terms that are adverse to your interests, and investors in the Notes are not required to take into account the interests of any other investor in exercising remedies, voting or other rights in their capacity as Noteholders. Further, other investors may enter into market transactions with respect to the Notes, assets that are the same or similar to the Notes, assets referenced by the Notes (such as stocks or stock indices) or other similar assets or securities which may adversely impact the market for or value of your Notes. For example, an investor could take a short position (directly or indirectly through derivative transactions) in respect of securities similar to your Notes or in respect of the Reference Asset.

The Calculation Agent Will Make Certain Determinations and Judgments and Such Determinations and Judgments May Have an Adverse Impact on the Value and/or Amounts Payable Under the Notes

The Calculation Agent is our affiliate. Discretion exercised by the Calculation Agent could have had an impact (positive or negative) on the value of your Notes. The Calculation Agent is under no obligation to consider your interests as a holder of the Notes in taking any actions, including any determinations that might affect the Payment at Maturity. Furthermore, the Calculation Agent may, from time to time, be in possession of information in relation to the index constituents underlying each of the Reference Indices that is or may be material in the context of the Notes and that may not be publicly available or known to the Noteholders. The existence of the Notes creates no obligation on the part of the Bank or the Calculation Agent or their affiliates to disclose to you such information (whether or not publicly available).

The Calculation Agent Can Postpone the Valuation Date for a Reference Index if a Market Disruption Event with Respect to that Reference Index Occurs

If the Calculation Agent determines, in its sole discretion, that, on a day that would otherwise be the Valuation Date, a Market Disruption Event with respect to a Reference Index has occurred or is continuing for the Reference Index, the Valuation Date with respect to such Reference Index (but not other Reference Indices unaffected by a Market Disruption Event) will be postponed until the first following trading day on which no Market Disruption Event occurs or is continuing with respect to the affected Reference Index, although the Valuation Date will not be postponed by more than seven scheduled trading days. Moreover, if the Valuation Date is postponed to the last possible day, but a Market Disruption Event occurs or is continuing on that day, that day will nevertheless be the Valuation Date with respect to such affected Reference Index, and the Calculation Agent will determine the applicable Closing Level with respect to such Reference Index. If such postponement occurs, the determination of the Final Level will be delayed. Under certain circumstances, the determinations of the Calculation Agent will be confirmed by an independent expert. See “Market Disruption Events Affecting a Reference Index” in this pricing supplement, “General Terms of the Notes—Unavailability of the Level of the Reference Asset on a Valuation Date” beginning on page PS-18 and “General Terms of the Notes—Market Disruption Events” beginning on page PS-19 and “Appointment of Independent Calculation Experts” on page PS-22, in the accompanying product prospectus supplement.

There Is No Affiliation Between Any Constituent Stock Issuers or the Index Sponsors and Us and We Are Not Responsible for Any Disclosure by Any of the Reference Indices’ Constituent Stock Issuers or the Index Sponsors

The Bank, Scotia Capital (USA) Inc., and our respective affiliates may currently, or from time to time in the future, engage in business with the issuers of the Reference Indices’ constituent stocks. Nevertheless, none of us or our affiliates assumes any responsibility for the accuracy or the completeness of any information about the Reference Indices or any of the other Reference Indices’ constituent stocks. Before investing in the Notes you should make your own investigation into the Reference Asset, the Reference Indices and the issuers of the Reference Indices’ constituent stocks. See the section below entitled “Information Regarding the Reference Asset” in this pricing supplement for additional information about the Reference Asset and the Reference Indices.

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Uncertain Tax Treatment

Significant aspects of the tax treatment of the Notes are uncertain. You should consult your tax advisor about your own tax situation. See “Certain Canadian Income Tax Consequences” and “Certain U.S. Federal Income Tax Considerations” in this pricing supplement.

Information Regarding The Reference Asset

The Reference Asset is an unequally-weighted basket composed of the S&P 500 Index® (Bloomberg ticker “SPX”), the Russell 2000® Index (Bloomberg ticker “RTY”) and the MSCI EAFE® Index (Bloomberg ticker “MXEA”). All information contained in this pricing supplement regarding the Reference Indices, including, without limitation, their makeup, method of calculation, and changes in their components, have been derived from publicly-available sources. The information reflects the policies of, and is subject to change by, the index sponsor for each of the Reference Indices (each, in such capacity, an “Index Sponsor”).  With respect to the S&P 500® Index, the Index Sponsor is Standard & Poor’s Financial Services LLC, a subsidiary of the McGraw-Hill Companies, Inc. (“S&P”), with respect to the Russell 2000® Index, the Index Sponsor is Russell Investments Group (“Russell”) and with respect to the MSCI EAFE® Index, the Index Sponsor is MSCI, Inc. (“MSCI”). We make no representation or warranty as to the accuracy or completeness of the information derived from these public sources.

S&P 500® Index

The S&P 500® Index includes a representative sample of 500 leading companies in leading industries of the U.S. economy. The S&P 500® Index is calculated, maintained and published by S&P. Additional information is available on the following website:

http://www.standardandpoors.com/indices/sp-500/en/us/?indexId=spusa-500-usduf--p-us-l--. We are not incorporating by reference the website or any material included on that website in this pricing supplement.

S&P intends for the S&P 500® Index to provide a performance benchmark for the U.S. equity markets. S&P calculates the value of the S&P 500® Index (discussed below in further detail) based on the relative value of the aggregate Market Value (as defined below) of the common stocks of 500 companies as of a particular time as compared to the aggregate average Market Value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. The “Market Value” of any underlier stock is the product of the market price per share times the number of the then outstanding shares of such underlier stock. The 500 companies are not the 500 largest companies listed on the NYSE and not all 500 companies are listed on such exchange. S&P chooses companies for inclusion in the S&P 500® Index with an aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the U.S. equity market.

As of March 17, 2014, the 500 companies included in the S&P 500® Index were divided into ten Global Industry Classification Sectors. The Global Industry Classification Sectors include (with the approximate percentage currently included in such sectors indicated in parentheses): Consumer Discretionary (12.4%), Consumer Staples (9.5%), Energy (10.0%), Financials (16.2%), Health Care (13.6%), Industrials (10.7%), Information Technology (18.8%), Materials (3.5%), Telecommunication Services (2.4%) and Utilities (3.0%). (Sector designations are determined by the index sponsor using criteria it has selected or developed. Index sponsors may use very different standards for determining sector designations. In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ. As a result, sector comparisons between indices with different index sponsors may reflect differences in methodology as well as actual differences in the sector composition of the indices.)

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Calculation of the S&P 500® Index

The S&P 500® Index is calculated using a base-weighted aggregate methodology. This discussion describes the “price return” calculation of the S&P 500® Index. The applicable pricing supplement will describe the calculation if the underlier for your notes is not the price return calculation. The value of the S&P 500® Index on any day for which an index value is published is determined by a fraction, the numerator of which is the aggregate of the market price of each stock in the S&P 500® Index times the number of shares of such stock included in the S&P 500® Index, and the denominator of which is the divisor, which is described more fully below.

The S&P 500® Index is also sometimes called a “base-weighted index” because of its use of a divisor. The “divisor” is a value calculated by S&P that is intended to maintain conformity in index values over time and is adjusted for all changes in the underlier stocks’ share capital after the “base date.” The level of the S&P 500® Index reflects the total market value of all underlier stocks relative to the index’s base date of 1941-43. S&P set the base value of the S&P 500® Index on the base date at 10.

Maintenance of the S&P 500® Index

In order to keep the S&P 500® Index comparable over time S&P engages in an index maintenance process. The S&P 500® Index maintenance process involves changing the constituents, adjusting the number of shares used to calculate the S&P 500® Index, monitoring and completing the adjustments for company additions and deletions, adjusting for stock splits and stock dividends and adjusting for other corporate actions.

Divisor Adjustments

The two types of adjustments primarily used by S&P are divisor adjustments and adjustments to the number of shares (including float adjustments) used to calculate the S&P 500® Index. Set forth below is a table of certain corporate events and their resulting effect on the divisor and the share count. If a corporate event requires an adjustment to the divisor, that event has the effect of altering the market value of the affected underlier stock and consequently of altering the aggregate market value of the underlier stocks following the event. In order that the level of the S&P 500® Index not be affected by the altered market value (which could be an increase or decrease) of the affected underlier stock, S&P derives a new divisor by dividing the post-event market value of the underlier stocks by the pre-event index value, which has the effect of reducing the S&P 500® Index’s post-event value to the pre-event level.

Constituent Changes

Constituent changes are made on an as-needed basis and there is no schedule for constituent reviews. Constituent changes are generally announced one to five business days prior to the change. Relevant criteria for additions to the S&P 500® Index that are employed by S&P include an unadjusted market capitalization of $4.0 billion or more, adequate liquidity, reasonable price, U.S. domicile, public float of 50% or more, industry sector, financial viability and, for IPOs, a seasoning period of six to twelve months. Stocks are deleted from the S&P 500® Index when they are involved in mergers, acquisitions or significant restructurings such that they no longer meet the inclusion criteria, and when they violate one or more of the inclusion criteria. Companies that experience a trading halt may be retained or deleted in S&P’s discretion. S&P evaluates additions and deletions with a view to maintaining S&P 500® Index continuity.

Changes to the Number of Shares of a Constituent

The index maintenance process also involves tracking the changes in the number of shares included for each of the index companies. The timing of adjustments to the number of shares depends on the type of event causing the change, public availability of data, local market practice, and whether the change represents more than 5% of the float-adjusted share count. Changes as a result of mergers or acquisitions are implemented when the transaction occurs, regardless of the size of the change to the number of shares. At S&P’s discretion, however, de minimis merger and acquisition changes may be accumulated and implemented with the updates made at the quarterly share updates as described in the next sentence. Other changes will be implemented as soon as practicable if the change to the float-adjusted share count is more than 5%. For smaller changes, on the third Friday of the last month in each calendar quarter, S&P updates the share totals of companies in the S&P 500® Index as required by any changes in the float-adjusted number of shares outstanding. S&P implements a share freeze the week of the effective date of the quarterly share count updates. During this frozen period, shares are not changed except for certain corporate action events (merger activity, stock splits, rights offerings and certain

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share dividend payable events). After the float-adjusted share count totals are updated, the divisor is adjusted to compensate for the net change in the total market value of the S&P 500® Index. In addition, any changes over 5% in the current common shares outstanding for the index companies are carefully reviewed by S&P on a weekly basis, and when appropriate, an immediate adjustment is made to the divisor.

In addition, the S&P 500® Index is float-adjusted, meaning that the share counts used in calculating the S&P 500® Index reflect only those shares available to investors rather than all of a company’s outstanding shares. To this end, S&P defines three groups of shareholders whose holdings are presumed to be for control, rather than investment purposes. The groups are:

•	holdings by other publicly traded corporations, venture capital firms, private equity firms, or strategic partners or leveraged buyout groups;
•	holdings by government entities, including all levels of government within the United States or foreign countries; and
•	holdings by current or former officers and directors of the company, funders of the company, or family trusts of officers, directors or founders. Second, holdings of trusts, foundations, pension funds, employee stock ownership plans or other investment vehicles associated with and controlled by the company.

Within each group, holdings are totaled, and in cases where holdings of a group exceed 10% of the outstanding shares of a company, the holdings of that group will be excluded from the float-adjusted share count to be used in S&P 500® Index calculations.

For each stock an Investable Weight Factor (IWF) is calculated:

IWF = (available float shares)/(total shares outstanding)

where available float shares is defined as total shares outstanding less shares held in one or more of the three groups listed above, where the group holdings exceed 10% of the outstanding shares.

Adjustments for Corporate Actions

There are a large range of corporate actions that may affect companies included in the S&P 500® Index. Certain corporate actions require S&P to recalculate the share count or the float adjustment or to make an adjustment to the divisor to prevent the value of the S&P 500® Index from changing as a result of the corporate action. This helps ensure that the movement of the S&P 500® Index does not reflect the corporate actions of individual companies in the S&P 500® Index. Several types of corporate actions, and their related adjustments, are listed in the table below.

Corporate Action	Share Count Revision Required?	Divisor Adjustment Required?
Stock split	Yes – share count is revised to reflect new count	No – share count and price changes are off-setting
Change in shares outstanding (secondary issuance, share repurchase and/or share buy-back)	Yes – share count is revised to reflect new count	Yes – divisor adjustment reflects change in market capitalization
Spin-off if spun-off company is not being added to the S&P 500® Index	No	Yes – divisor adjustment reflects decline in index market value (i.e. value of the spun-off unit)
Spin-off if spun-off company is being added to the S&P 500® Index and no company is being removed	No	No
Spin-off if spun-off company is being added to the S&P 500® Index and another company is being removed	No	Yes – divisor adjustment reflects deletion

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Special dividends	No	Yes – calculation assumes that share price drops by the amount of the dividend; divisor adjustment reflects this change in index market value
Change in IWF	No	Yes – divisor change reflects the change in market value caused by the change to an IWF
Company added to or deleted from the S&P 500® Index	No	Yes – divisor is adjusted by the net change in market value
Rights Offering	No	Yes – divisor adjustment reflects increase in market capitalization (calculation assumes that offering is fully subscribed at the set price)

Disruptions due to Exchange Closure

When an exchange is forced to close early due to unforeseen events, such as computer or electric power failures, weather conditions or other events, S&P will calculate the closing level of the S&P 500® Index based on (1) the closing prices published by the exchange, or (2) if no closing price is available, the last regular trade reported for each stock before the exchange closed. In all cases, the prices will be from the primary exchange for each stock in the S&P 500® Index. If an exchange fails to open due to unforeseen circumstances, the S&P 500® Index will use the prior day’s closing prices. If all exchanges fail to open, Standard & Poor’s may determine not to publish the S&P 500® Index for that day.

License Agreement between S&P and the Bank

S&P and the Bank have entered into a non-exclusive license agreement providing for the license to the Bank, and certain of its affiliates, in exchange for a fee, of the right to use the S&P 500® Index in connection with securities, including the Notes. The S&P 500® Index is owned and published by S&P.

The license agreement between S&P and the Bank provides that the following language must be set forth in this pricing supplement:

The Notes are not sponsored, endorsed, sold or promoted by S&P. S&P makes no representation or warranty, express or implied, to the owners of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly, or the ability of the S&P Index to track general stock market performance. S&P’s only relationship to the Bank is the licensing of certain trademarks and trade names of S&P and of the S&P Index which is determined, composed and calculated by S&P without regard to the Bank or the Notes. S&P has no obligation to take the needs of the Bank or the owners of the Notes into consideration in determining, composing or calculating the S&P Index. S&P is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the Notes to be issued or in the determination or calculation of the equation by which the Notes are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the Notes.

S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P INDEX OR ANY DATA INCLUDED THEREIN AND S&P SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY THE BANK, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P INDEX OR ANY DATA INCLUDED THEREIN. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P INDEX OR ANY DATA INCLUDED THEREIN.

WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

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“Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500®” and “500®” are trademarks of Standard & Poor’s Financial Services LLC and have been licensed for use by the Bank. The Notes are not sponsored, endorsed, sold or promoted by S&P and S&P makes no representation regarding the advisability of investing in the Notes.

Historical Information of the S&P 500® Index

The following table sets forth the quarterly high and low closing levels for the S&P 500® Index, based on daily closing levels. The closing level of the S&P 500® Index on March 19, 2014 was 1,860.77. Past performance of the S&P 500® Index is not indicative of the future performance of the S&P 500® Index.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/3/2011	3/31/2011	1,343.01	1,256.88	1,325.83
4/1/2011	6/30/2011	1,363.61	1,265.42	1,320.64
7/1/2011	9/30/2011	1,353.22	1,119.46	1,131.42
10/3/2011	12/30/2011	1,285.09	1,099.23	1,257.60
1/3/2012	3/30/2012	1,416.51	1,277.06	1,408.47
4/2/2012	6/29/2012	1,419.04	1,278.04	1,362.16
7/2/2012	9/28/2012	1,465.77	1,334.76	1,440.67
10/3/2012	12/31/2012	1,461.40	1,353.33	1,426.19
1/2/2013	3/31/2013	1,569.19	1,457.15	1,569.19
4/1/2013	6/28/2013	1,669.16	1,541.61	1,606.28
7/1/2013	9/30/2013	1,725.52	1,614.08	1,701.84
10/1/2013	12/31/2013	1,848.36	1,655.45	1,848.36
1/2/2014*	3/19/2014	1,878.04	1,741.89	1,860.77

*	As of the date of this pricing supplement, available information for the first calendar quarter of 2014 includes data for the period from January 2, 2014 through March 19, 2014. Accordingly, the ‘‘Quarterly High,’’ ‘‘Quarterly Low’’ and ‘‘Quarterly Close’’ data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2014.

The graph below illustrates the performance of the S&P 500® Index from January 2, 2004 through March 19, 2014. Past performance of the S&P 500® Index is not indicative of the future performance of the S&P 500® Index.

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We obtained the information regarding the historical performance of the S&P 500® Index in the tables and graph above from Bloomberg Financial Markets.

We have not undertaken an independent review or due diligence of the information obtained from Bloomberg Financial Markets. The historical performance of the S&P 500® Index should not be taken as an indication of its future performance, and no assurance can be given as to the Closing Level of the S&P 500® Index on the Valuation Date. We cannot give you assurance that the performance of the S&P 500® Index will result in any positive return on your initial investment.

Russell 2000® Index

The Russell 2000® Index is an index calculated, published and disseminated by Russell Investment Group (“Russell”), and measures the composite price performance of stocks of 2,000 companies in the U.S. equity market. Additional information about the Russell 2000® Index is available on the following website: www.russell.com/Indexes/data/fact_sheets/us/Russell_2000_Index.asp. We are not incorporating by reference the website or any material it includes in this prospectus supplement.

As of February 28, 2014, the 2,000 companies included in the Russell 2000® Index were divided into nine Russell Global Sectors. The top five Russell Global Sectors were Financial Services, Technology, Health Care, Producer Durables and Consumer Discretionary. (Sector designations are determined by the index sponsor using criteria it has selected or developed. Index sponsors may use very different standards for determining sector designations. In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ. As a result, sector comparisons between indices with different index sponsors may reflect differences in methodology as well as actual differences in the sector composition of the indices.)

The index includes approximately 2,000 of the smallest securities that form the Russell 3000® Index. The Russell 3000® Index is comprised of the 3,000 largest companies, or 98% based on market capitalization, of the investable U.S. equity market. The Russell 2000 Index represents approximately 10% of the total market capitalization of the Russell 3000® Index. The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market.

Selection of Constituent Stocks of the Russell 2000® Index

The Russell 2000® Index is a sub-index of the Russell 3000® Index. To be eligible for inclusion in the Russell 3000® Index, and, consequently, the Russell 2000® Index, a company’s stocks must be listed on the last trading day of May of a given year and Russell must have access to documentation verifying the company’s eligibility for inclusion. Eligible initial public offerings are added to Russell U.S. Indices at the end of each calendar quarter, based on total market capitalization rankings within the market-adjusted capitalization breaks established during the most recent reconstitution. To be added to any Russell U.S. index during a quarter outside of reconstitution, initial public offerings must meet additional eligibility criteria.

A company is included in the U.S. equity markets and is eligible for inclusion in the Russell 3000® Index, and consequently, the Russell 2000® Index, if that company incorporates in, has its headquarters in and also trades with the highest liquidity (as defined by a two-year average daily dollar trading volume from all exchanges) in the United States or its territories. If a company satisfies any one of these criteria and the primary location of that company’s assets or its revenue, based on an average of two years of assets or revenues data, is also in the United States, that company will also be considered part of the U.S. equity market. In addition, if there is insufficient information to assign a company to the U.S. equity markets based on its assets or revenue, the company may nonetheless be assigned to the U.S. equity markets if the headquarters of the company is located in certain “benefit-driven incorporation countries”, or “BDIs”, and that company’s most liquid stock exchange is also in the United States. The BDI countries are Anguilla, Antigua and Barbuda, Aruba, Bahamas, Barbados, Belize, Bermuda, Bonaire, British Virgin Islands, Cayman Islands, Channel Islands, Cook Islands, Curacao, Faroe Islands, Gibraltar, Isle of Man, Liberia, Marshall Islands, Panama, Saba, Sint Eustatius, Sint Maarten and Turks and Caicos Islands. ADRs and ADSs are not eligible for inclusion in the Russell 2000® Index.

Exclusions from the Russell 2000® Index

Russell specifically excludes the following companies and securities from the Russell 2000® Index : (i) preferred and convertible preferred stock, redeemable shares, participating preferred stock, warrants, rights and trust receipts; (ii) royalty trusts, limited liability companies, closed-end investment companies (business development companies are eligible), blank

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check companies, special purpose acquisition companies and limited partnerships; (iii) companies with a total market capitalization less than $30 million; (iv) companies with only a small portion of their shares available in the marketplace (companies with 5% or less float); (v) bulletin board, pink sheets or over-the-counter traded securities; and (vi) real estate investment trusts and publicly traded partnerships that generate, or have historically generated, unrelated business taxable income and have not taken steps to block their unrelated business taxable income to equity holders.

Initial List of Eligible Securities

The primary criterion Russell uses to determine the initial list of securities eligible for the Russell 3000® Index and consequently, the Russell 2000® Index , is total market capitalization, which is calculated by multiplying the total outstanding shares for a company times the market price as of the last trading day in May. All common stock share classes are combined in determining market capitalization. If multiple share classes have been combined, the price of the primary vehicle (usually the most liquid) is used in the calculations. In cases where the common stock share classes act independently of each other (e.g., tracking stocks), each class is considered for inclusion separately. Stocks must trade at or above $1.00 on their primary exchange on the last trading day of May of each year to be eligible for inclusion in the Russell 2000® Index. In order to reduce unnecessary turnover, if an existing member’s closing price is less than $1.00 on the last trading day of May, it will be considered eligible if the average of the daily closing prices from their primary exchange during the month of May is equal to or greater than $1.00.

Annual Reconstitution

The Russell 2000® Index is reconstituted annually by Russell to reflect changes in the marketplace. The list of companies is ranked based on total market capitalization on the last trading day in May, with the actual reconstitution effective on the first trading day following the final Friday of June each year, unless the final Friday in June is the 28th, 29th or 30th, in which case reconstitution will be effective on the preceding Friday. Changes in the constituents are preannounced and subject to change if any corporate activity occurs or if any new information is received prior to release.

Index Calculation and Capitalization Adjustments

As a capitalization-weighted index, the Russell 2000® Index reflects changes in the capitalization, or market value, of the underlier stocks relative to the capitalization on a base date. This discussion describes the “price return” calculation of the Russell 2000® Index. The current Russell 2000 Index value is the compounded result of the cumulative daily (or monthly) return percentages, where the starting value of the index is equal to the base value (100) and base date (December 31, 1978). Returns between any two dates can then be derived by dividing the ending period index value (IV1) by the beginning period (IV0) index value, so that the return equals [(IV1 / IV0) –1]*100. The ending period index value, for purposes of calculating the Russell 2000® Index value, on any date is determined by adding the market values of the underlier stocks, which are derived by multiplying the price of each stock by the number of available shares, to arrive at the total market capitalization of the 2,000 stocks.

Constituent stocks of the index are weighted in the Russell 2000® Index by their free-float market capitalization, which is calculated by multiplying the primary closing price by the number of free-float shares. Free-float shares are shares that are available to the public for purchase as determined by Russell. Russell determines shares available to the public for purchase based on information recorded in corporate filings with the Securities and Exchange Commission and other reliable sources in the event of missing or questionable data. Russell removes the following types of shares from total market capitalization to arrive at free-float market capitalization:

Corporate cross-owned shares — shares of a company in the index that are held by another company that is included in any other Russell index;

Large private and corporate holdings —shares held by an individual, a group of individuals acting together or a corporation (that is included in the index) if such shareholdings constitute 10% or more of the shares outstanding. Institutional holdings, including investment companies, partnerships, insurance companies, mutual funds, banks or venture capital firms, are not excluded unless the firm has a direct relationship to the company, such as board representation, in which case they are considered strategic holdings and excluded;

ESOP or LESOP shares — shares held by employee stock ownership plans and leveraged employee stock ownership plans that comprise 10% or more of a company’s outstanding shares;

Unlisted share classes — classes of common stock that are not traded on a U.S. securities exchange;

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Initial public offering lock-ups — shares locked-up during an initial public offering are not available to the public and will be excluded from the market value at the time the initial public offering enters the index; and

Government holdings — shareholdings listed as “government of”. Shares held by government investment boards and/or investment arms are treated like shares held by large private shareholdings and are excluded if the number of shares is greater than 10% of outstanding shares. Shares held by a government pension plan are considered institutional holdings and will not be excluded.

Corporate Actions Affecting the Index

Russell adjusts the index on a daily basis in response to certain corporate actions and events. Therefore, a company’s membership in the index and its weight in the index can be impacted by these corporate actions. The adjustment is applied based on sources of public information, including press releases and Securities and Exchange Commission filings. Prior to the completion of a corporate action or event, Russell estimates the effective date. Russell will then adjust the anticipated effective date based on public information until the date is considered final. Depending on the time on a given day that an action is determined to be final, Russell will generally either (1) apply the action before the open on the ex-date or (2) apply the action after providing appropriate notice to its clients regarding the impact of the action and the effective date. Russell applies the following methodology guidelines when adjusting the index in response to corporate actions and events:

“No Replacement” Rule — Securities that are deleted from the Index between reconstitution dates, for any reason (e.g., mergers, acquisitions or other similar corporate activity) are not replaced. Thus, the number of securities in the Index over the past year will fluctuate according to corporate activity.

Mergers and Acquisitions —

Between constituents: When mergers and acquisitions take place between companies that are both constituents of a Russell index, the target company is deleted and its market capitalization simultaneously moves to the acquiring company’s stock. Russell categorizes the surviving entity based on a weighted average of the market value of the two companies prior to the merger using market values as of the day immediately before Russell determines that the action or event is final. Given sufficient market hours after confirmation, Russell effects this action after the close on the last day of trade of the target company.

Between a constituent and a non-constituent: If the target company is a member of the Russell 2000 Index, it is deleted from the index after Russell determines that the action or event is final. If the acquiring company is a member of the Russell 2000 Index, its shares are adjusted by adding the target company’s market capitalization (if the increase in shares is greater than 5%). If the target company is not a member of a Russell index, Russell will also analyze the transaction to determine whether it constitutes a reverse merger. A reverse merger occurs when the acquiring company is a private, non-publicly traded company or OTC company, and the acquisition results in a transaction whereby a new publicly traded company is created that meets all of the requirements for inclusion in a Russell index based on market capitalization using the opening price on the day after the merger or acquisition is considered final. In such a case, the newly formed entity will be placed in the Russell 2000® Index, if appropriate, and the target company simultaneously removed from the Russell 2000® Index, after the close of the market on the day after the merger is considered final. If the event does not qualify as a reverse merger, the target company is deleted after the action is determined to be final.

Reincorporation — Members of a Russell U.S. index, like the Russell 2000® Index , that reincorporate to another country and continue to trade in the United States and companies that reincorporate to the United States during the year are analyzed for assignment by Russell during annual reconstitution. Members that reincorporate in another country and no longer trade in the United States are immediately deleted from the Russell U.S. indices.

Rights Offerings — Rights offered to shareholders are reflected in the index only if the subscription price of the rights is at a discount to the market price. Provided that Russell has been alerted to the rights offer prior to the ex-date, it will adjust the price of the stock for the value of the rights and increased shares according to the terms of the offering before the open on the ex-date. If Russell is unable to provide prior notice, it will delay the price adjustment until the appropriate notice has been given. This treatment applies for both transferable and non-transferable rights. Rights issued as part of a poison pill arrangement or entitlements that give shareholders the right to purchase ineligible securities such as convertible debt are excluded from this treatment.

Spin-offs and Initial Public Offerings — Spun-off companies are added to the parent company’s index if the spun-off company meets all the eligibility requirements of the index and its total market capitalization is greater than the market-adjusted total market capitalization of the smallest security in the Russell 3000E™ Index at the latest reconstitution. Spun-off companies

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are added to the index at the same time as they are spun-off from their parent company, which is on the completion date of the spin-off. The parent company’s market value will be reduced simultaneously on the Russell effective date.

Initial Public Offerings — Eligible initial public offerings are added to the Russell 2000® Index at the end of each calendar quarter, except that fourth quarter IPO additions will be processed after the close on the third Friday of each December.

Tender Offers — A company acquired as a result of a cash tender offer is removed if (i) the tender offer period ends; (ii) shareholders have validly tendered, not withdrawn, and the shares have been accepted for payment; (iii) all regulatory requirements have been fulfilled; and (iv) the acquiring company is able to finalize the acquisition via a short-form merger, top-up option or other compulsory mechanism. In the case where all the above requirements have been fulfilled except for the acquiring company being unable to finalize the acquisition through a compulsory mechanism, Russell will make a share adjustment to the target company’s shares, on a date pre-announced by Russell, in cases where the float-adjusted shares have decreased by 30% or more and the tender offer has fully completed and closed.

Delisted and Halted Stocks — When stocks are deleted from the index as a result of exchange de-listing or reconstitution, the price used will be the closing primary exchange price on the day the action is final (t), or the following day (t+1) using the closing OTC bulletin board price. Halted securities are not removed from the index until the time they are actually delisted from the exchange. If a security is halted, it remains in the index at the most recent closing price until the security resumes trading or is officially delisted. If, however, a stock is (i) halted due to financial difficulty/debt or cash flow issues for a period longer than 40 calendar days or (ii) suspended due to exchange listing rules or legal regulatory issues longer than one calendar quarter, Russell will review for removal on a case-by-case basis. Determinations will be made based upon reasonable likelihood of trade resumption and likelihood of residual value returned to equity holders. If removal is deemed appropriate, Russell will remove the stock at zero value at the end of the month. Stocks that are scheduled for changes but are halted or suspended prior to reconstitution will have their scheduled updates postponed and will be monitored for trade resumption. Once trading resumes, these changes will be announced and such stocks will have their positions updated accordingly.

Bankruptcy and Voluntary Liquidations — Companies that file for a Chapter 7 liquidation bankruptcy or have filed a liquidation plan will be removed from the index at the time of the bankruptcy filing; whereas companies filing for a Chapter 11 reorganization bankruptcy will remain a member of the index, unless the company is de-listed from the primary exchange, in which case normal de-listing rules apply. If a company files for bankruptcy, is delisted and it can be confirmed that it will not trade OTC, Russell may remove the stock at a nominal price of $0.0001.

Change of Company Structure — If a company changes its corporate designation from that of a Business Development Company, Russell will remove the company from the index after giving two days’ notice of its removal.

Stock Distributions — A price adjustment for stock distributions is applied on the ex-date of the distribution. When the number of shares for the distribution is fixed, Russell increases the number of shares on the ex-date. When the number of shares is an undetermined amount based on future earnings and profits, Russell increases the number of shares on the pay-date.

Dividends — Russell includes gross dividends in the daily total return calculation of the index on the basis of their ex-dates. If a dividend is payable in stock and cash and the stock rate cannot be determined by the ex-date, the dividend is treated as all cash. Regular cash dividends are reinvested across the index at the close on the dividend ex-date, while special cash dividends are subtracted from the price of the stock before the open on the ex-date.

Updates to Share Capital — Changes to shares outstanding due to buybacks (including Dutch auctions), secondary offerings, merger activity with a non-index member and other potential changes are generally updated at the end of the month in which the change is reflected in vendor-supplied updates. Russell verifies this information using publicly available information filed with the Securities and Exchange Commission. Russell only applies such changes if the aggregate change in the number of shares outstanding is greater than 5%. The float factor determined during the most recent annual reconstitution is applied to this figure, and only the available shares will be added to the index. No such changes are made in June due to the most recent annual reconstitution. Month-end changes in November and December will be processed as one event after the close on the third Friday of each December due to low liquidity in the financial markets at the end of the year.

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License Agreement between Russell and the Bank

Frank Russell Company and The Bank of Nova Scotia (the “Bank”) have entered into a non-exclusive license agreement, granting The Bank, and certain of its affiliates, in exchange for a fee, permission to use the Russell 2000 Index in connection with the offer and sale of the Notes. The Bank is not affiliated with Russell; the only relationship between Russell and The Bank is the licensing of the use of the Russell 2000® Index (a trademark of Russell) and trademarks relating to the Russell 2000® Index. The Bank does not accept any responsibility for the calculation, maintenance or publication of the Russell 2000 Index or any successor index.

The Notes are not sponsored, endorsed, sold or promoted by Russell. Russell makes no representation or warranty, express or implied, to the owners of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly or the ability of the Russell 2000® Index to track general stock market performance or a segment of the same.

Russell’s publication of the Russell 2000® Index in no way suggests or implies an opinion by Russell as to the advisability of investment in any or all of the securities upon which the Russell 2000® Index is based. Russell’s only relationship to The Bank is the licensing of certain trademarks and trade names of Russell and of the Russell 2000® Index which is determined, composed and calculated by Russell without regard to The Bank or the notes. Russell is not responsible for and has not reviewed the notes nor any associated literature or publications and Russell makes no representation or warranty express or implied as to their accuracy or completeness, or otherwise. Russell reserves the right, at any time and without notice, to alter, amend, terminate or in any way change the Russell 2000® Index. Russell has no obligation or liability in connection with the administration, marketing or trading of the notes.

RUSSELL DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE RUSSELL 2000® INDEX OR ANY DATA INCLUDED THEREIN AND RUSSELL SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. RUSSELL MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY THE BANK, INVESTORS, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE RUSSELL 2000® INDEX OR ANY DATA INCLUDED THEREIN. RUSSELL MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE RUSSELL 2000® INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL RUSSELL HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES

Historical Information of the Russell 2000® Index

The following table sets forth the quarterly high and low closing levels for the Russell 2000® Index, based on daily closing levels. The closing level of the Russell 2000® Index on March 19, 2014 was 1,195.66. Past performance of the Russell 2000® Index is not indicative of the future performance of the Russell 2000® Index.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/3/2011	3/31/2011	843.55	773.18	843.55
4/1/2011	6/30/2011	865.29	777.20	827.43
7/1/2011	9/30/2011	858.11	643.42	644.16
10/3/2011	12/30/2011	765.43	609.49	740.92
1/3/2012	3/30/2012	846.13	747.28	830.30
4/2/2012	6/29/2012	840.63	737.24	798.49
7/2/2012	9/28/2012	864.70	767.75	837.45
10/1/2012	12/31/2012	852.49	769.48	849.35
1/2/2013	3/29/2013	953.07	872.60	951.54
4/1/2013	6/28/2013	999.98	901.51	977.48
7/1/2013	9/30/2013	977.48	999.99	901.51
10/1/2013	12/31/2013	1,078.41	901.51	1,073.77
1/2/2014*	3/19/2014	1,208.65	1,093.59	1,195.661

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*	As of the date of this pricing supplement, available information for the first calendar quarter of 2014 includes data for the period from January 2, 2014 through March 19, 2014. Accordingly, the ‘‘Quarterly High,’’ ‘‘Quarterly Low’’ and ‘‘Quarterly Close’’ data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2014.

The graph below illustrates the performance of the Russell 2000® Index from January 1, 2004 through March 19, 2014. Past performance of the Russell 2000® Index is not indicative of the future performance of the Russell 2000® Index.

We obtained the information regarding the historical performance of the Russell 2000® Index in the tables and graph above from Bloomberg Financial Markets.

We have not undertaken an independent review or due diligence of the information obtained from Bloomberg Financial Markets. The historical performance of the Russell 2000® Index should not be taken as an indication of its future performance, and no assurance can be given as to the Closing Level of the Russell 2000® Index on the Valuation Date. We cannot give you assurance that the performance of the Russell 2000® Index will result in any positive return on your initial investment.

MSCI EAFE® Index

All information contained in this pricing supplement regarding the MSCI EAFE® Index, including, without limitation, its makeup, method of calculation, and changes in its components, have been derived from publicly available sources. Additional information on the MSCI EAFE® Index is available on the MSCI website: www.msci.com. We are not incorporating by reference the website or any material included on that website in this pricing supplement. In this pricing supplement, unless the context requires otherwise, references to the MSCI EAFE® Index will include any successor index to the MSCI EAFE® Index and references to MSCI will include any successor thereto. The information reflects the policies of, and is subject to change by MSCI. MSCI has no obligation to continue to publish, and may discontinue publication of, the MSCI EAFE® Index.

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The MSCI EAFE® Index is intended to measure equity market performance in developed market countries, excluding the U.S. and Canada. The MSCI EAFE® Index is a free float-adjusted market capitalization equity index with a base date of December 31, 1969 and an initial value of 100. The MSCI EAFE® Index is calculated daily in U.S. dollars and published in real time every 60 seconds during market trading hours. As of February 28, 2014, the MSCI EAFE® Index consisted of companies from the following 21 developed countries: Australia, Austria, Belgium, Denmark, Finland, France, Germany, Hong Kong, Ireland, Israel, Italy, Japan, the Netherlands, New Zealand, Norway, Portugal, Singapore, Spain, Sweden, Switzerland and the United Kingdom. As of February 28, 2014, the top five country weights were as follows:

Country:	Percentage (%)*
United Kingdom	21.59%
Japan	19.92%
France	10.3%
Germany	9.56%
Switzerland	9.26%
Other	29.36%

*Information obtained from: http://www.msci.com/resources/factsheets/index_fact_sheet/msci-eafe.pdf without independent verification. Percentages may not sum to 100% due to rounding.

The MSCI EAFE® Index is comprised of companies in both the Large Cap Index and Mid Cap Index, as discussed in the section “—Defining Market Capitalization Size Segments for Each Market” below. As of February 28, 2014, the companies included in the MSCI EAFE® Index were divided into ten industry sectors. The table below indicates the ten sector weightings of the MSCI EAFE® Index:

Sector**	Percentage (%)*
Financials	25.5%
Industrials	12.86%
Consumer Discretionary	11.82%
Consumer Staples	10.88%
Health Care	10.7%
Materials	8.14%
Energy	6.86%
Telecommunication Services	5.03%
Information Technology	4.53%
Utilities	3.67%

*Information obtained from: http://www.msci.com/resources/factsheets/index_fact_sheet/msci-eafe.pdf without independent verification. Percentages may not sum to 100% due to rounding.

**Sector designations are determined by the index sponsor using criteria it has selected or developed. Index sponsors may use very different standards for determining sector designations. In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ. As a result, sector comparisons between indices with different index sponsors may reflect differences in methodology as well as actual differences in the sector composition of the indices.

The MSCI EAFE® Index is part of the MSCI Regional Equity Indices series and is an MSCI Global Investable Market Index, which is a family within the MSCI International Equity Indices.

Constructing the MSCI Global Investable Market Indices. MSCI undertakes an index construction process, which involves:

•	defining the equity universe;
•	determining the market investable equity universe for each market;

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•	determining market capitalization size segments for each market;
•	applying index continuity rules for the MSCI Standard Index;
•	creating style segments within each size segment within each market; and
•	classifying securities under the Global Industry Classification Standard (the “GICS”).

Defining the Equity Universe. The equity universe is defined by:

•	Identifying Eligible Equity Securities: the equity universe initially looks at securities listed in any of the countries in the MSCI Global Index Series, which will be classified as either Developed Markets (“DM”) or Emerging Markets (“EM”). All listed equity securities, or listed securities that exhibit characteristics of equity securities, except mutual funds, ETFs, equity derivatives, limited partnerships, and most investment trusts, are eligible for inclusion in the equity universe. Real Estate Investment Trusts (“REITs”) in some countries and certain income trusts in Canada are also eligible for inclusion.
•	Classifying Eligible Securities into the Appropriate Country: each company and its securities (i.e., share classes) are classified in only one country.

Determining the Market Investable Equity Universes. A market investable equity universe for a market is derived by applying investability screens to individual companies and securities in the equity universe that are classified in that market. A market is equivalent to a single country, except in DM Europe, where all DM countries in Europe are aggregated into a single market for index construction purposes. Subsequently, individual DM Europe country indices within the MSCI Europe Index are derived from the constituents of the MSCI Europe Index under the global investable market indices methodology.

The investability screens used to determine the investable equity universe in each market are as follows:

•	Equity Universe Minimum Size Requirement: this investability screen is applied at the company level. In order to be included in a market investable equity universe, a company must have the required minimum full market capitalization.
•	Equity Universe Minimum Free Float-Adjusted Market Capitalization Requirement: this investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security must have a free float-adjusted market capitalization equal to or higher than 50% of the equity universe minimum size requirement.
•	DM Minimum Liquidity Requirement: this investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security must have adequate liquidity. The twelve-month and three-month Annual Traded Value Ratio (“ATVR”), a measure that screens out extreme daily trading volumes and takes into account the free float-adjusted market capitalization size of securities, together with the three-month frequency of trading are used to measure liquidity. In the calculation of the ATVR, the trading volumes in depository receipts associated with that security, such as ADRs or GDRs, are also considered. A minimum liquidity level of 20% of three- and twelve-month ATVR and 90% of three-month frequency of trading over the last four consecutive quarters are required for inclusion of a security in a market investable equity universe of a DM.
•	Global Minimum Foreign Inclusion Factor Requirement: this investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security’s Foreign Inclusion Factor (“FIF”) must reach a certain threshold. The FIF of a security is defined as the proportion of shares outstanding that is available for purchase in the public equity markets by international investors. This proportion accounts for the available free float of and/or the foreign ownership limits applicable to a specific security (or company). In general, a security must have an FIF equal to or larger than 0.15 to be eligible for inclusion in a market investable equity universe.
•	Minimum Length of Trading Requirement: this investability screen is applied at the individual security level. For an initial public offering (“IPO”) to be eligible for inclusion in a market investable equity universe, the new issue must have started trading at least four months before the implementation of the initial construction of the index or at least three months before the implementation of a semi-annual index review (as described below). This requirement is applicable to small new issues in all markets. Large IPOs are not subject to the minimum length of trading requirement and may be included in a market investable equity universe and the Standard Index outside of a Quarterly or Semi-Annual Index Review.

Defining Market Capitalization Size Segments for Each Market. Once a market investable equity universe is defined, it is segmented into the following size-based indices:

•	Investable Market Index (Large + Mid + Small);

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•	Standard Index (Large + Mid);
•	Large Cap Index;
•	Mid Cap Index; or
•	Small Cap Index.

Creating the size segment indices in each market involves the following steps:

•	defining the market coverage target range for each size segment;
•	determining the global minimum size range for each size segment;
•	determining the market size-segment cutoffs and associated segment number of companies;
•	assigning companies to the size segments; and
•	applying final size-segment investability requirements.

Index Continuity Rules for the Standard Indices. In order to achieve index continuity, as well as to provide some basic level of diversification within a market index, and notwithstanding the effect of other index construction rules described in this section, a minimum number of five constituents will be maintained for a DM Standard Index and a minimum number of three constituents will be maintained for an EM Standard Index.

Index Maintenance

The MSCI global investable market indices are maintained with the objective of reflecting the evolution of the underlying equity markets and segments on a timely basis, while seeking to achieve index continuity, continuous investability of constituents and replicability of the indices, index stability, and low index turnover. In particular, index maintenance involves:

(i)  Semi-Annual Index Reviews (“SAIRs”) in May and November of the Size Segment and Global Value and Growth Indices which include:

•	updating the indices on the basis of a fully refreshed equity universe;
•	taking buffer rules into consideration for migration of securities across size and style segments; and
•	updating FIFs and Number of Shares (“NOS”).

(ii) Quarterly Index Reviews (“QIRs”) in February and August of the Size Segment Indices aimed at:

•	including significant new eligible securities (such as IPOs that were not eligible for earlier inclusion) in the index;
•	allowing for significant moves of companies within the Size Segment Indices, using wider buffers than in the SAIR; and
•	reflecting the impact of significant market events on FIFs and updating NOS.

(iii)  Ongoing Event-Related Changes: changes of this type are generally implemented in the indices as they occur. Significantly large IPOs are included in the indices after the close of the company’s tenth day of trading.

Neither we nor any of our affiliates, including the selling agents, accepts any responsibility for the calculation, maintenance, or publication of, or for any error, omission, or disruption in, the MSCI EAFE® Index or any successor to the MSCI EAFE® Index.

License Agreement between MSCI and the Bank

The MSCI indices are the exclusive property of MSCI. MSCI and the MSCI index names are service mark(s) of MSCI or its affiliates and have been licensed for use for certain purposes by The Bank of Nova Scotia.

THE NOTES ARE NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY MSCI INC. (“MSCI”), ANY AFFILIATE OF MSCI OR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX.  THE MSCI INDICES ARE THE EXCLUSIVE PROPERTY OF MSCI.  MSCI AND THE MSCI INDEX NAMES ARE SERVICE MARK(S) OF MSCI OR ITS AFFILIATES AND ARE LICENSED FOR USE FOR CERTAIN PURPOSES BY THE GOLDMAN SACHS GROUP, INC. AND ARE EXPECTED TO BE SUBLICENSED TO THE BANK OF NOVA SCOTIA (COLLECTIVELY, THE “LICENSEE”). NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, TO THE OWNERS OF THE NOTES OR ANY MEMBER OF THE PUBLIC REGARDING THE ADVISABILITY OF INVESTING

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IN FINANCIAL SECURITIES GENERALLY OR IN THE NOTES PARTICULARLY OR THE ABILITY OF ANY MSCI INDEX TO TRACK CORRESPONDING STOCK MARKET PERFORMANCE.  MSCI OR ITS AFFILIATES ARE THE LICENSORS OF CERTAIN TRADEMARKS, SERVICE MARKS AND TRADE NAMES AND OF THE MSCI INDICES WHICH ARE DETERMINED, COMPOSED AND CALCULATED BY MSCI WITHOUT REGARD TO THE NOTES OR THE ISSUER OR OWNER OF THE NOTES.  NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX HAS ANY OBLIGATION TO TAKE THE NEEDS OF THE ISSUER OR OWNERS OF THE NOTES INTO CONSIDERATION IN DETERMINING, COMPOSING OR CALCULATING THE MSCI INDICES.  NEITHER MSCI, ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX IS RESPONSIBLE FOR OR HAS PARTICIPATED IN THE DETERMINATION OF THE TIMING OF, PRICES AT, OR QUANTITIES OF THE NOTES TO BE ISSUED OR IN THE DETERMINATION OR CALCULATION OF THE EQUATION BY WHICH THE NOTES ARE REDEEMABLE FOR CASH.  NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, THE MAKING OR COMPILING ANY MSCI INDEX HAS ANY OBLIGATION OR LIABILITY TO THE OWNERS OF THE NOTES IN CONNECTION WITH THE ADMINISTRATION, MARKETING OR OFFERING OF THE NOTES.

ALTHOUGH MSCI SHALL OBTAIN INFORMATION FOR INCLUSION IN OR FOR USE IN THE CALCULATION OF THE MSCI INDICES FROM SOURCES WHICH MSCI CONSIDERS RELIABLE, NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO MAKING OR COMPILING ANY MSCI INDEX WARRANTS OR GUARANTEES THE ORIGINALITY, ACCURACY AND/OR THE COMPLETENESS OF ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN.  NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY LICENSEE, LICENSEE’S CUSTOMERS OR COUNTERPARTIES, ISSUER OF THE NOTES, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY, FROM THE USE OF ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN IN CONNECTION WITH THE RIGHTS LICENSED HEREUNDER OR FOR ANY OTHER USE. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS OF OR IN CONNECTION WITH ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN. FURTHER, NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX MAKES ANY EXPRESS OR IMPLIED WARRANTIES OF ANY KIND, AND MSCI, ANY OF ITS AFFILIATES AND ANY OTHER PARTY INVOLVED IN, OR RELATED TO MAKING OR COMPILING ANY MSCI INDEX HEREBY EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO ANY MSCI INDEX AND ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL MSCI, ANY OF ITS AFFILIATES OR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX HAVE ANY LIABILITY FOR ANY DIRECT, INDIRECT, SPECIAL, PUNITIVE, CONSEQUENTIAL OR ANY OTHER DAMAGES (INCLUDING LOST PROFITS) EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

No purchaser, seller or holder of this security, or any other person or entity, should use or refer to any MSCI trade name, trademark or service mark to sponsor, endorse, market or promote this product without first contacting MSCI to determine whether MSCI’s permission is required.  Under no circumstances may any person or entity claim any affiliation with MSCI without the prior written permission of MSCI.

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Historical Information of the MSCI EAFE® Index

The following table sets forth the quarterly high and low closing levels for the MSCI EAFE Index, based on daily closing levels. The closing level of the MSCI EAFE Index on March 19, 2014 was 1,888.12. Past performance of the MSCI EAFE Index® is not indicative of the future performance of the MSCI EAFE Index.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/3/2011	3/31/2011	1,758.97	1,597.15	1,702.55
4/1/2011	6/30/2011	1,809.61	1,628.03	1,708.08
7/1/2011	9/30/2011	1,727.43	1,331.35	1,373.33
10/3/2011	12/30/2011	1,560.85	1,310.15	1,412.55
1/3/2012	3/30/2012	1,586.11	1,405.10	1,553.46
4/2/2012	6/29/2012	1,570.08	1,308.01	1,423.38
7/2/2012	9/28/2012	1,569.91	1,363.52	1,510.76
10/3/2012	12/31/2012	1,618.92	1,467.33	1,604.00
1/2/2013	3/31/2013	1,713.66	1,604.15	1,674.30
4/1/2013	6/28/2013	1,781.84	1,598.66	1,638.94
7/1/2013	9/30/2013	1,844.39	1,645.23	1,808.23
10/1/2013	12/31/2013	1,915.60	1,790.27	1,915.60
1/1/2014*	3/19/2014	1,940.23	1,796.86	1,888.12

*	As of the date of this pricing supplement, available information for the first calendar quarter of 2014 includes data for the period from January 1, 2014 through March 19, 2014. Accordingly, the ‘‘Quarterly High,’’ ‘‘Quarterly Low’’ and ‘‘Quarterly Close’’ data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2014.

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The graph below illustrates the performance of the MSCI EAFE® Index from January 1, 2004 through March 19, 2014. Past performance of the MSCI EAFE® Index is not indicative of the future performance of the MSCI EAFE® Index.

We obtained the information regarding the historical performance of the MSCI EAFE® Index in the tables and graph above from Bloomberg Financial Markets.

We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets and have not undertaken an independent review or due diligence of the information. The historical performance of the MSCI EAFE® Index should not be taken as an indication of its future performance, and no assurance can be given as to the Closing Level of the MSCI EAFE® Index on the Valuation Date. We cannot give you assurance that the performance of the MSCI EAFE® Index will result in any positive return on your initial investment.

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Supplemental Plan of Distribution (Conflicts of Interest)

Pursuant to the terms of a distribution agreement, Scotia Capital (USA) Inc., an affiliate of The Bank of Nova Scotia, will purchase the Notes from The Bank of Nova Scotia for distribution to other registered broker-dealers or will offer the Notes directly to investors. Scotia Capital (USA) Inc. may receive a structuring and development fee of up to $0.50 (0.05%) per $1,000 Principal Amount of the Notes.

In addition, Scotia Capital (USA) Inc. or another of its affiliates or agents may use the product prospectus supplement to which this pricing supplement relates in market-making transactions after the initial sale of the Notes. While Scotia Capital (USA) Inc. may make markets in the Notes, it is under no obligation to do so and may discontinue any market-making activities at any time without notice. See the sections titled “Supplemental Plan of Distribution” in the accompanying prospectus supplement and product prospectus supplement.

The price at which you purchase the Notes includes costs that the Bank or its affiliates expect to incur and profits that the Bank or its affiliates expect to realize in connection with hedging activities related to the Notes, as set forth above. These costs and profits will likely reduce the secondary market price, if any secondary market develops, for the Notes.  As a result, you may experience an immediate and substantial decline in the market value of your Notes on the Issue Date.

We expect that delivery of the Notes will be made against payment therefor on or about the 5th Business Day following the date of pricing of the Notes (this settlement cycle being referred to as “T+5”). Under Rule 15c6-1 of the Securities and Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on the Trade Date will be required, by virtue of the fact that each Note initially will settle in five Business Days (T+5), to specify alternative settlement arrangements to prevent a failed settlement.

Conflicts of Interest

Each of Scotia Capital (USA) Inc., and Scotia Capital Inc. is an affiliate of the Bank and, as such, has a ‘‘conflict of interest’’ in this offering within the meaning of FINRA Rule 5121. In addition, the Bank will receive the gross proceeds from the initial public offering of the Notes, thus creating an additional conflict of interest within the meaning of Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of Rule 5121. Neither Scotia Capital (USA) Inc. nor Scotia Capital Inc. is permitted to sell the Notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

Scotia Capital (USA) Inc. and its affiliates are full service financial institutions engaged in various activities,  which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities.  Scotia Capital (USA) Inc, and its affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the Bank, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, Scotia Capital (USA) Inc. and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the Bank.  Scotia Capital (USA) Inc. and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

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The Bank’s Estimated Value of the Notes

The Bank’s estimated value of the Notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the Notes, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the Notes. The Bank’s estimated value does not represent a minimum price at which the Bank would be willing to buy your Notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the Bank’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the Notes as well as the higher issuance, operational and ongoing liability management costs of the Notes in comparison to those costs for our conventional fixed-rate debt. For additional information, see “Additional Risks—The Bank’s Estimated Value Is Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt.” The value of the derivative or derivatives underlying the economic terms of the Notes is derived from the Bank’s or a third party hedge provider’s internal pricing models. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the Bank’s estimated value of the Notes was determined when the terms of the Notes were set based on market conditions and other relevant factors and assumptions existing at that time. See “Additional Risks—The Bank’s Estimated Value Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates.”

The Bank’s estimated value of the Notes will be lower than the original issue price of the Notes because costs associated with selling, structuring and hedging the Notes are included in the original issue price of the Notes. These costs include the selling commissions paid to the Bank and other affiliated or unaffiliated dealers, the projected profits that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Notes and the estimated cost of hedging our obligations under the Notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the Notes. See “Additional Risks—The Bank’s Estimated Value of the Notes Will Be Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.

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Certain Canadian Income Tax Consequences

See “Certain Income Tax Consequences—Certain Canadian Income Tax Considerations” at page S-24 of the Prospectus Supplement dated August 8, 2013.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

We intend to treat the Notes as “contingent payment debt instruments” for U.S. federal income tax purposes. Under applicable Treasury Regulations, the amount of interest U.S. holders are required to take into account for each accrual period will be determined by constructing a projected payment schedule for the Notes and applying rules similar to those for accruing OID on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is applied by first determining the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to the Notes (the “comparable yield”) and then determining a payment schedule as of the issue date that would produce the comparable yield. These rules have the effect of requiring U.S. holders to include amounts in income in respect of the Notes prior to receipt of cash attributable to that income. The amount of interest that a U.S. holder will be required to include in income during each accrual period for the Notes will equal the product of the adjusted issue price for the Notes at the beginning of the accrual period and the comparable yield for the Notes for such period. The adjusted issue price of the Notes will equal the original offering price for the Notes plus any interest that has accrued on the Notes (under the rules governing contingent payment debt instruments).

The comparable yield and projected payment schedule with respect to the Notes are available by contacting Global Investor Solutions (212-225-6279). The comparable yield and projected payment schedule are not provided to you for any purpose other than the determination of your interest accruals in respect of the Notes, and we make no representations regarding the amount of contingent payments with respect to the Notes.

U.S. holders will recognize gain or loss on the sale, redemption or maturity of the Notes in an amount equal to the difference, if any, between the amount of cash received at that time and their adjusted basis in the Notes. In general, a U.S. holder’s adjusted basis in the Notes will equal the amount the holder paid for the Notes, increased by the amount of interest that was previously accrued with respect to the Notes (in accordance with the comparable yield for the Notes), and increased or decreased by the amount of any positive or negative adjustment, if any, that is made with respect to the Notes. Any gain that may be recognized on the sale, redemption or maturity of the Notes will generally be ordinary interest income. Any loss that may be recognized upon the sale, redemption or maturity of the Notes will generally be ordinary loss to the extent the interest included as income in the current or previous taxable years in respect of the Notes exceeded the total net negative adjustments that the holder took into account as ordinary loss, and thereafter will be capital loss. The deductibility of capital losses is subject to limitations.

You should carefully consider the discussion set forth in “Supplemental Discussion of U.S. Federal Income Tax Consequences” in the accompanying product prospectus supplement. In particular, U.S. holders should review the discussion under “—Fixed-to-Floating Rate Notes and Floating-to-Fixed Rate Notes” and “—Rules Applicable to Notes Treated as Contingent Payment Debt Instruments for Tax Purposes” under “Supplemental Discussion of U.S. Federal Income Tax Consequences—Supplemental U.S. Tax Considerations—U.S. Holders—Where the term of your notes exceeds one year” in the product prospectus supplement, and non-U.S. holders should review the discussion set forth in “Supplemental Discussion of U.S. Federal Income Tax Consequences—Supplemental U.S. Tax Considerations—Non-U.S. Holders” in the product prospectus supplement. U.S. holders should also review the discussion under “—Treasury Regulations Requiring Disclosure of Reportable Transactions”, “—Information With Respect to Foreign Financial Assets” and “—Backup Withholding and Information Reporting” under “United States Taxation” in the prospectus.

Foreign Account Tax Compliance Act. Sections 1471 through 1474 of the Code (which are commonly referred to as “FATCA”) generally impose a 30% withholding tax on certain payments, including “pass-thru” payments to certain persons if the payments are attributable to assets that give rise to U.S.-source income or gain. Pursuant to recently issued final Treasury regulations and administrative guidance, this withholding tax would not be imposed on payments pursuant to obligations that are outstanding on July 1, 2014 (and are not materially modified after June 30, 2014). Accordingly, FATCA withholding generally is not expected to be required on the Notes. If, however, withholding is required as a result of future guidance, we (and any paying agent) will not be required to pay additional amounts with respect to the amounts so withheld.

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Significant aspects of the application of FATCA are not currently clear and Investors should consult their own advisors about the application of FATCA, in particular if they may be classified as financial institutions under the FATCA rules.

PROSPECTIVE PURCHASERS OF THE NOTES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES TO THEM OF ACQUIRING, HOLDING AND DISPOSING OF NOTES AND RECEIVING PAYMENTS UNDER THE NOTES.

VALIDITY OF THE NOTES

In the opinion of Allen & Overy LLP, when the Notes have been duly completed in accordance with the Indenture and issued and sold as contemplated by the prospectus supplement and the prospectus, the Notes will be valid, binding and enforceable obligations of the Bank, entitled to the benefits of the Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith).  This opinion is given as of the date hereof and is limited to the laws of the State of New York.  This opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and to such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the legal opinion dated December 11, 2012, which has been filed as Exhibit 5.1 to the Bank’s Form F-3/A dated December 11, 2012.

In the opinion of Osler, Hoskin & Harcourt LLP, the issue and sale of the Notes has been duly authorized by all necessary corporate action of the Bank in conformity with the Indenture, and when the Notes have been duly executed, authenticated and issued in accordance with the Indenture, the Notes will be validly issued and, to the extent validity of the Notes is a matter governed by the laws of the Province of Ontario or Québec, or the laws of Canada applicable therein, and will be valid obligations of the Bank, subject to applicable bankruptcy, insolvency and other laws of general application affecting creditors’ rights, equitable principles, and subject to limitations as to the currency in which judgments in Canada may be rendered, as prescribed by the Currency Act (Canada).  This opinion is given as of the date hereof and is limited to the laws of the Province of Ontario and the federal laws of Canada applicable thereto.  In addition, this opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated December 11, 2012, which has been filed as Exhibit 5.2 to the Bank’s Form F-3/A filed with the SEC on December 11, 2012.

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